                                                                  EXECUTION COPY





                               PURCHASE AGREEMENT


                          DATED AS OF AUGUST 14, 1996


                                     AMONG


                           FAIREY INVESTMENTS, INC.,

                            FUSION UV SYSTEMS, INC.,

                      FAIREY OVERSEAS DEVELOPMENT LIMITED

                                      AND

                           FUSION UV SYSTEMS LIMITED,

                                ON THE ONE HAND

                                      AND

                          FUSION SYSTEMS CORPORATION,

                     FUSION UV CURING SYSTEMS CORPORATION,

                     FUSION TECHNOLOGY INTERNATIONAL, INC.,

                                      AND

                             FUSION EUROPE LIMITED,

                               ON THE OTHER HAND

                               TABLE OF CONTENTS


                                                                                   Page
                                                                                   ----
ARTICLE I

    DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
    -----------

1.1.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
      -----------

ARTICLE II

    PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    -----------------

2.1.  Purchased Assets and Purchase of Shares . . . . . . . . . . . . . . . . . . .  13
      ---------------------------------------

2.2.  Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      ---------------

2.3.  Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
      -------------------

2.4.  Excluded Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
      --------------------

ARTICLE III

    PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    --------------

3.1.  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
      --------------

3.2.  Closing Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
      ---------------------

3.3.  Purchase Price Adjustment and Allocation; Intercompany
      ------------------------------------------------------
      Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
      --------

3.4   Allocation Among Purchased Assets . . . . . . . . . . . . . . . . . . . . . .  21
      ---------------------------------

ARTICLE IV

    CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
    -------

4.1.  Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
      ------------

4.2.  Payment on the Closing Date . . . . . . . . . . . . . . . . . . . . . . . . .  22
      ---------------------------

4.3.  Buyers' Additional Deliveries . . . . . . . . . . . . . . . . . . . . . . . .  22
      -----------------------------

4.4.  Sellers' Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      -------------------

ARTICLE V

    REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . . . . . . . . . . . . .  26
    -----------------------------------------

5.1.  Organization and Capital Structure of the Companies . . . . . . . . . . . . .  26
      ---------------------------------------------------

5.2.  Subsidiaries and Investments  . . . . . . . . . . . . . . . . . . . . . . . .  26
      ----------------------------

5.3.  Authority of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
      -------------------

5.4.  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
      --------------------

5.5.  Operations Since Balance Sheet Date . . . . . . . . . . . . . . . . . . . . .  28
      -----------------------------------

5.6.  [Intentionally Omitted] . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
       ---------------------

5.7   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      -----

5.8.  Availability of Assets; Assets
      ------------------------------
      and Liabilities Transferred . . . . . . . . . . . . . . . . . . . . . . . . .  31
      ---------------------------

5.9.  Governmental Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
      --------------------

5.10.  Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       -------------

5.11.  Real Property Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       --------------------

5.12.  Condemnation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       ------------

5.13.  Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       -----------------

5.14.  Personal Property Leases . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       ------------------------

5.15.  Intellectual Property; Software  . . . . . . . . . . . . . . . . . . . . . .  34
       -------------------------------

5.16.  Accounts Receivable; Inventories . . . . . . . . . . . . . . . . . . . . . .  35
       --------------------------------

5.17.  Title to Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       -----------------

5.18.  Employees and Related Agreements; ERISA  . . . . . . . . . . . . . . . . . .  36
       ---------------------------------------

5.19.  Employee Relations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       ------------------

5.20.  Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       ---------

5.21.  Status of Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
       -------------------

5.22.  No Violation, Litigation or Regulatory Action  . . . . . . . . . . . . . . .  41
       ---------------------------------------------

5.23.  Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
       ---------------------

5.24.  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       ---------

5.25.  Customers and Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . .  44
       -----------------------

5.26.  Budgets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
       -------

5.27.  Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
       ----------

5.28.  No Finder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
       ---------

5.29.  Limitation on Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .  44
       ------------------------

ARTICLE VI

    REPRESENTATIONS AND WARRANTIES OF BUYERS  . . . . . . . . . . . . . . . . . . .  45
    ----------------------------------------

6.1.  Organization of Buyers  . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
      ----------------------

6.2.  Authority of Buyers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
      -------------------

6.3.  No Finder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
      ---------

ARTICLE VII

    ACTION PRIOR TO THE CLOSING DATE  . . . . . . . . . . . . . . . . . . . . . . .  46
    --------------------------------

7.1.  Investigation of the Business by Buyers . . . . . . . . . . . . . . . . . . .  46
      ---------------------------------------

7.2.  Preserve Accuracy of Representations and Warranties . . . . . . . . . . . . .  46
      ---------------------------------------------------

7.3.  Consents of Third Parties; Governmental Approvals . . . . . . . . . . . . . .  47
      -------------------------------------------------

7.4.  Operations Prior to the Closing Date  . . . . . . . . . . . . . . . . . . . .  47
      ------------------------------------

7.5.  Notification by Sellers of Certain Matters  . . . . . . . . . . . . . . . . .  48
      ------------------------------------------

7.6.  Antitrust Law Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . .  49
      ------------------------

7.7.  Prorations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
      ----------

7.8.  Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
      --------

ARTICLE VIII

    ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
    ---------------------

8.1.  Covenant Not to Compete or Solicit Business . . . . . . . . . . . . . . . . .  50
      -------------------------------------------

8.2.  Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
      ---------------------

8.3.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
      -----

8.4.  Employees and Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . .  58
      ------------------------------------

8.5.  Change in Corporate Name  . . . . . . . . . . . . . . . . . . . . . . . . . .  60
      ------------------------

8.6.  Transfer of Certain Assets and Liabilities  . . . . . . . . . . . . . . . . .  60
      ------------------------------------------

8.7.  Transfer of Certain Employees . . . . . . . . . . . . . . . . . . . . . . . .  61
      -----------------------------

8.8.  Product Liability Insurance . . . . . . . . . . . . . . . . . . . . . . . . .  61
      ---------------------------

8.9.  Reimbursement for Severance Liabilities.  . . . . . . . . . . . . . . . . . .  61
      ---------------------------------------

ARTICLE IX

  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS . . . . . . . . . . . . . . . . . .  63
  ---------------------------------------------

9.1.  No Misrepresentation or Breach of
      ---------------------------------
      Covenants and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . .  63
      ------------------------

9.2.  No Changes or Destruction of Property . . . . . . . . . . . . . . . . . . . .  63
      -------------------------------------

9.3.  No Restraint or Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .  64
      --------------------------

9.4.  Necessary Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . .  64
      --------------------------------

9.5.  Transfer of Certain Assets and Certain Liabilities  . . . . . . . . . . . . .  64
      --------------------------------------------------

9.6.  Transfer of Certain Employees . . . . . . . . . . . . . . . . . . . . . . . .  64
      -----------------------------

9.7.  Employment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
      ---------------------

9.8.  Assignment of Patents . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
      ---------------------

9.9.  Transition Services Agreement . . . . . . . . . . . . . . . . . . . . . . . .  64
      -----------------------------

9.10.  The Lighting Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
       ----------------------

9.11.  The Bulb Shop Sublease Agreement . . . . . . . . . . . . . . . . . . . . . .  64
       --------------------------------

9.12.  The Cross-License Agreements . . . . . . . . . . . . . . . . . . . . . . . .  64
       ----------------------------

9.13.  Trademark Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
       --------------------

9.14.  Trade Name and Logo Consent  . . . . . . . . . . . . . . . . . . . . . . . .  64
       ---------------------------

9.15.  Product Liability Endorsement  . . . . . . . . . . . . . . . . . . . . . . .  65
       -----------------------------

9.16.  Transfer of Fusion Japan Shares  . . . . . . . . . . . . . . . . . . . . . .  65
       -------------------------------

9.17.  Performance of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . .  65
       ------------------------

ARTICLE X

    CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS  . . . . . . . . . . . . . . . .  65
    ----------------------------------------------

10.1.  No Misrepresentation or Breach of
       ---------------------------------
       Covenants and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .  65
       ------------------------

10.2.  No Restraint or Litigation . . . . . . . . . . . . . . . . . . . . . . . . .  65
       --------------------------

10.3.  Necessary Governmental Approvals . . . . . . . . . . . . . . . . . . . . . .  65
       --------------------------------

ARTICLE XI

    INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
    ---------------

11.1.  Indemnification by Sellers . . . . . . . . . . . . . . . . . . . . . . . . .  66
       --------------------------

11.2.  Indemnification by Buyers  . . . . . . . . . . . . . . . . . . . . . . . . .  68
       -------------------------

11.3.  Notice of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
       ----------------

11.4.  Third Person Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
       -------------------

11.5.  Indemnification Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . .  71
       --------------------------------

11.7.  Tax Effect of Indemnification Payments . . . . . . . . . . . . . . . . . . .  71
       --------------------------------------

ARTICLE XII

    TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
    -----------

12.1.  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
       -----------

12.2.  Notice of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
       ---------------------

12.3.  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
       ---------------------

ARTICLE XIII

    GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
    ------------------

13.1.  [Intentionally Omitted]  . . . . . . . . . . . . . . . . . . . . . . . . . .  72
        ---------------------

13.2.  Confidential Nature of Information . . . . . . . . . . . . . . . . . . . . .  72
       ----------------------------------

13.3.  No Public Announcement . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
       ----------------------

13.4.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
       -------

13.5.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
       ----------------------

13.6.  Access to Records after Closing  . . . . . . . . . . . . . . . . . . . . . .  75
       -------------------------------

13.7.  Entire Agreement; Amendments . . . . . . . . . . . . . . . . . . . . . . . .  75
       ----------------------------

13.8.  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
       --------------

13.9.  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
       -------

13.10.  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
        --------

13.11.  Partial Invalidity  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
        ------------------

13.12.  Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .  76
        -------------------------

13.13.  Bulk Sales Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
        --------------

13.14.  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
        ------------------

13.15.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
        -------------

13.16.  Submission to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . .  77
        --------------------------

13.17.  Guaranty of Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
        ------------------

Exhibit                                          Description
- -------                                          -----------
   A                              Form of Agreement Regarding Confidentiality

   B                              Form of Bulb Shop Sublease Agreement

   C                              Form of Consent Agreement

D-1, D-2                          Forms of respective Cross License Agreements

   E                              Form of Employment Agreement

   F                              Form of Instrument of Assignment

   G                              Form of Instrument of Assumption

   H                              Form of Lighting Agreement

   I                              Form of Patent Assignment

   J                              Form of Trademark Assignment

   K                              Form of Trade Name and Logo Consent

   L                              Form of Transition Services Agreement

   M                              Form of Opinion(s) of Counsel to Buyers

   N                              Form of Opinion(s) of Counsel to Sellers

                               PURCHASE AGREEMENT


                 PURCHASE AGREEMENT, dated as of August 14, 1996 among Fairey Investments, Inc., a Delaware corporation ("FII"), Fusion UV Systems, Inc., a Delaware corporation ("Sub"), Fairey Overseas Development Limited, a corporation organized under the laws of England and Wales ("Overseas"), and Fusion UV Systems Limited, a corporation organized under the laws of England and Wales ("UK Sub"), (FII, Sub, Overseas and UK Sub, together, "Buyers") on the one hand, and Fusion Systems Corporation, a Delaware corporation ("Fusion"), Fusion UV Curing Systems Corporation, a Maryland corporation ("Curing"), Fusion Technology International, Inc., a Delaware corporation ("Fusion Technology"), and Fusion Europe Limited, a corporation organized under the laws of England and Wales ("Fusion Europe"), (together, "Sellers"), on the other hand.

                 WHEREAS, Fusion is, among other things, engaged in the business of designing, manufacturing, marketing and servicing ultraviolet curing systems used in manufacturing, printing and coating applications in numerous industries (the "UV Curing Business"); and

                 WHEREAS, Fusion's UV Curing Business is conducted through two of its wholly-owned subsidiaries, Curing and Fusion Japan, KK, a corporation organized under the laws of Japan ("Fusion Japan"), and through three of its indirectly wholly-owned subsidiaries, (i) Fusion Aetek UV Systems, Inc., a Delaware corporation ("Aetek"), which is wholly-owned by Curing, (ii) Fusion Europe and (iii) Fusion VuS GmbH, a corporation organized under the laws of the Federal Republic of Germany ("Fusion Germany"), each of (ii) and (iii) of which is wholly-owned by Fusion Technology which is in turn wholly-owned by Fusion (such UV Curing Business as it is currently conducted by Fusion through its direct and indirect subsidiaries is herein referred to as the "Business"); and

                 WHEREAS, Fusion is the record and beneficial owner of all of the issued and outstanding shares of capital stock of (i) Fusion Japan (the "Fusion Japan Shares") and (ii) Fusion Technology; and

                 WHEREAS, Fusion desires to sell to Overseas, and Overseas desires to purchase from Fusion, the Fusion Japan Shares, all on the terms and subject to the conditions set forth herein; and

                 WHEREAS, Fusion Technology is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Fusion Germany (the "Fusion Germany Shares") and of Fusion Europe; and

                 WHEREAS, Fusion Technology desires to sell to Overseas, and Overseas desires to purchase from Fusion Technology, the

Fusion Germany Shares, all on the terms and subject to the conditions set forth herein; and

                 WHEREAS, Fusion Europe desires to sell to UK Sub, and UK Sub desires to purchase from Fusion Europe, substantially all of the assets, properties and business of Fusion Europe related to the Business, subject to certain Business-related liabilities, all on the terms and subject to the conditions set forth herein; and

                 WHEREAS, Fusion is the record and beneficial owner of all of the issued and outstanding capital stock of Curing and Curing is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Aetek (the "Aetek Shares"); and

                 WHEREAS, Fusion and Curing desire to sell to Sub, and Sub desires to purchase from Fusion and Curing, substantially all of the assets, properties and business of Curing (excluding the Aetek Shares) related to the Business, subject to certain Business-related liabilities, all on the terms and subject to the conditions set forth herein; and

                 WHEREAS, Curing desires to sell to FII, and FII desires to purchase from Curing the Aetek Shares, all on the terms and subject to the conditions set forth herein.

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Fusion, Fusion Technology, Fusion Europe and Curing, on the one hand, and FII, Sub, Overseas and UK Sub on the other hand, as follows:

                                   ARTICLE I

                                  DEFINITIONS

                 1.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

                 "AETEK" has the meaning specified in the second recital of this Agreement.

                 "AETEK PURCHASE AGREEMENT" means the Purchase Agreement dated December 30, 1993 between GEO International Corp. and Curing relating to the purchase by Curing of the Aetek business.

                 "AFFILIATE" means: any person or entity (i) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity involved, including, without limitation, officers and directors, (ii) that directly or beneficially owns or holds 35% or more of any equity interest in the person or entity involved, or (iii) 35% or more of whose voting securities (or in the case of a person which is not a corporation, 35% or more of an equity interest) is owned directly or beneficially by the person or entity involved. As used herein, the term "control" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through ownership of securities, by contract or otherwise. Lighting (as hereinafter defined) shall not be deemed an "Affiliate" of any of the Sellers for purposes hereof by agreement of the parties hereto.

                 "AFTER-TAX BASIS" means, with respect to any amount which is to be paid hereunder on an "After-Tax Basis," an amount which, after subtraction of the amount of all federal, state and foreign Taxes payable by the recipient thereof as a result of the receipt or accrual of such payment, and after taking into account (A) the increase in federal, state, local and foreign Taxes (including estimated Taxes) payable by such recipient for all affected taxable years as a result of the event or occurrence giving rise to such payment (the "Indemnified Event"), and (B) the reduction in federal, state, local and foreign Taxes (including estimated Taxes) payable by the recipient for all taxable years ending on or before the end of the taxable year in which such payment is made as a result of the Indemnified Event, shall be sufficient as of the date of payment to compensate the recipient for such Indemnified Event.

                 "AGREEMENT REGARDING CONFIDENTIALITY" means the Agreement Regarding Confidentiality, Non-Competition, and Intellectual Property with Buyer(s) in substantially the form attached hereto as Exhibit A.

                 "ALLOCATION SCHEDULES" has the meaning specified in Section
3.4.

                 "ASSUMED LIABILITIES" has the meaning specified in Section
2.3.

                 "BALANCE SHEET" has the meaning specified in Section 5.4.

                 "BALANCE SHEET DATE" has the meaning specified in Section 5.4.

                 "BULB SHOP SUBLEASE AGREEMENT" means the Sublease between Fusion and Sub, effective as of the Closing, in substantially the form of Exhibit B.





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
                 "BUSINESS" has the meaning specified in the second recital of this Agreement.

                 "BUSINESS DAY" means any day which is not a Saturday, Sunday or statutory holiday in the State of New York or in England.

                 "BUSINESS PROPERTY" means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated primarily by the Business.

                 "BUYER" or "BUYERS" has the meaning specified in the first paragraph of this Agreement.

                 "BUYER ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Buyers under this Agreement or in connection herewith.

                 "BUYER ARENA" means the development, manufacture, use, marketing or sale of ultraviolet lamps or ultraviolet lamp systems used for (i) photopolymerization of certain inks, coatings or adhesives; (ii) surface treatment; (iii) photochemical production of certain commercial products; (iv) sterilization of water or waste streams for industrial, retail or any other markets; or (v) proximity imaging of film printing plates.

                 "BUYER GROUP MEMBER" means Buyers and their respective Affiliates, and their respective successors and assigns.

                 "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section Section 9601 et seq., as amended, and any regulations promulgated thereunder.

                 "CLAIM NOTICE" has the meaning specified in Section 11.3(a).

                 "CLOSING" means the closing of the transfer of the Shares and the Purchased Assets from Sellers to Buyers.

                 "CLOSING DATE" has the meaning specified in Section 4.1.

                 "CLOSING BALANCE SHEET" has the meaning specified in Section
3.2.

                 "CLOSING NET WORTH" means the total assets of the Business less the total Assumed Liabilities as shown on the Closing Balance Sheet.

                 "CODE" means the Internal Revenue Code of 1986, as amended.





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
                 "COMPANY" or "COMPANIES" means Curing, Aetek, Fusion Japan, Fusion Europe and Fusion Germany.

                 "COMPANY GROUP" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included any of the Companies or any predecessor of or successor to any of the Companies (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with any of the Companies or any predecessor or successor to any of the Companies.

                 "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement dated April 22, 1996, as amended, between Fairey Group plc and Fusion.

                 "CONSENT AGREEMENT" means the Consent Agreement between Fusion and Lighting effective as of the Closing, in substantially the form of Exhibit C.

                 "CONTAMINANT" means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.

                 "COPYRIGHTS" means United States and foreign copyrights, whether registered or unregistered, and pending applications to register the same.

                 "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

                 "CROSS LICENSE AGREEMENTS" means the Cross-License Agreement between Fusion and Sub, and the Cross License Agreement between Lighting and Sub, each effective as of the Closing, substantially in the form of Exhibit D-1 and D-2, respectively.

                 "CURING" has the meaning specified in the first paragraph of this Agreement.

                 "CURING BALANCE SHEET" means the unaudited balance sheet of Curing, excluding any balances relating to Aetek, as of June 30, 1996, prepared in accordance with GAAP consistently applied.

                 "CURING BUSINESS" means the UV Curing Business engaged in by Curing (exclusive of that engaged in by Aetek) and Fusion Europe.





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
                 "EMPLOYMENT AGREEMENTS" means the Employment Agreements to be effective as of the Closing between Sub and each of the Executives, in substantially the form of Exhibit E.

                 "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

                 "ENVIRONMENTAL ENCUMBRANCE" means a lien in favor of any Governmental Body for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Body in response to, a Release or threatened Release of a Contaminant into the environment.

                 "ENVIRONMENTAL LAW" means all Requirements of Laws derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, health or safety, including but not limited to CERCLA, OSHA and RCRA and any state equivalent thereof.

                 "ENVIRONMENTAL PERMIT" has the meaning specified in Section
5.9.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "ERISA AFFILIATE" means (i) any corporation which at, or at any time before, the Closing Date is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Fusion or any of the Companies; (ii) any partnership, trade or business (whether or not incorporated) which at, or at any time before, the Closing Date is or was under common control (within the meaning of Section 414(c) of the Code) with Fusion or any of the Companies; and (iii) any entity, which at, or at any time before, the Closing Date is or was a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as Fusion or any of the Companies, any corporation described in clause (i) or any partnership, trade or business described in clause (ii).

                 "EXCLUDED ASSETS" has the meaning specified in Section 2.2.

                 "EXECUTIVES" means the executives listed on Schedule 1.1.

                 "EXEMPT EMPLOYEE" means an employee who is "exempt" under the Fair Labor Standards Act, 29 U.S.C. 201 et seq.

                 "EXPENSES" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

                 "FAIREY, INC." means Fairey, Inc., a Delaware corporation and wholly-owned subsidiary of Overseas.

                 "FINANCIAL STATEMENTS" has the meaning specified in Section
5.4.

                 "FUSION" has the meaning specified in the first paragraph of this Agreement.

                 "FUSION ASSETS" means all of the assets and properties used primarily in the Business, including without limitation, the Purchased Assets.

                 "FUSION EUROPE" has the meaning specified in the first paragraph of this Agreement.

                 "FUSION EUROPE BALANCE SHEET" means the unaudited balance sheet of Fusion Europe, excluding any balances that do not relate to the Curing Business, as of June 30, 1996 prepared in accordance with GAAP consistently applied.

                 "FUSION GERMANY" has the meaning specified in the second recital of this Agreement.

                 "FUSION GERMANY SHARES" has the meaning specified in the fifth recital of this Agreement.

                 "FUSION TECHNOLOGY" has the meaning specified in the first paragraph of this Agreement.

                 "FUSION JAPAN" has the meaning specified in the second recital of this Agreement.

                 "FUSION JAPAN SHARES" has the meaning specified in the third recital of this Agreement.

                 "GAAP" means United States generally accepted accounting principles.

                 "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

                 "GOVERNMENTAL PERMITS" has the meaning specified in Section
5.9.

                 "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "INSTRUMENT OF ASSIGNMENT" means the Instrument of Assignment in the form of Exhibit F.

                 "INSTRUMENT OF ASSUMPTION" means the Instrument of Assumption in the form of Exhibit G.

                 "INTELLECTUAL PROPERTY" means Copyrights, Patent Rights, Trademarks and Trade Secrets.

                 "IRS" means the Internal Revenue Service.

                 "KNOWLEDGE OF SELLER" OR "KNOWN TO SELLER" or words of like import, as used herein, mean actual knowledge, after due inquiry and reasonable investigation by the relevant operational persons, of any officer or director of the entity whose knowledge is referred to in such representation or warranty and any officer or director of the Company to which such representation or warranty applies.

                 "LIGHTING" means Fusion Lighting, Inc., a Delaware corporation.

                 "LIGHTING AGREEMENT" means the Agreement between Lighting and FII, effective as of the Closing, in substantially the form of Exhibit H.

                 "LOSSES" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

                 "MANAGEMENT INCENTIVE PLAN" means the Management Incentive Plan of Fusion.

                 "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Business taken as a whole.

                 "MINIMUM NET WORTH" has the meaning specified in Section 3.3.

                 "NON-EXEMPT EMPLOYEE" means an employee who is not "exempt" under the Fair Labor Standards Act, 29 U.S.C. 201 et. seq.

                 "NON-COMPETITION COVENANT" means the non-competition covenant set forth in Section 8.1.





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
                 "OSHA" means the Occupational Safety and Health Act, 29 U.S.C. Section Section 651 et seq., as amended, and any regulations promulgated thereunder.

                 "PATENT ASSIGNMENT" means the Assignment of Patents, effective as of the Closing, in substantially the form of Exhibit I.

                 "PATENT RIGHTS" means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) or improvements thereto.

                 "PERMITTED ENCUMBRANCES" means (i) liens for taxes and other governmental charges and assessments which are not yet due and payable or which are not material in amount, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable or which are not material in amount, (iii) Encumbrances relating to real property that are matters of public record, and (iv) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

                 "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

                 "PRODUCT LIABILITY ENDORSEMENT" has the meaning specified in
Section 8.8.

                 "PURCHASE PRICE" has the meaning specified in Section 3.1.

                 "PURCHASED ASSETS" has the meaning specified in Section 2.1.

                 "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. Section Section 6901 et seq., as amended, and any regulations promulgated thereunder.

                 "REGULATIONS" means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended).

                 "RELEASE" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the environment or into or out of any Business Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Business Property.

                 "REMEDIAL ACTION" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

                 "REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

                 "SECTION 338(h)(10) ELECTIONS" has the meaning specified in
Section 8.3(g).

                 "SECTION 338 ALLOCATION SCHEDULE" has the meaning specified in
Section 8.3(g)(ii).

                 "SECTION 338 TAXES" means any Taxes that would not have been imposed but for the Section 338(h)(10) Elections or any elections under state, local or other tax law that are required to be made or deemed to be made as a result of any Section 338(h)(10) Election.

                 "SELLER" or "SELLERS" has the meaning set forth in the first recital to this Agreement.

                 "SELLER AGREEMENTS" has the meaning specified in Section 5.21.

                 "SELLER ARENA" means the development, manufacture, use, marketing or sale of equipment used to fabricate precision microdevices, including integrated circuits, flat-panel display elements (excluding curing of the photochromic characteristic), microchip modules and micro-machined parts, including such equipment incorporating ultraviolet lamps and ultraviolet lamp systems. The term "ultraviolet lamp" as used herein, means a lamp in which 50% or more of the radiated power at or below 800 nanometers is in the portion of the spectrum below 430 nanometers.

                 "SELLER ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by any Company under this Agreement or in connection herewith.

                 "SELLER GROUP MEMBER" means Sellers and their respective Affiliates and their respective successors and assigns.





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                 "SEMICONDUCTOR" means Fusion Semiconductor Systems
Corporation, a Maryland corporation and wholly-owned subsidiary of Fusion.

                 "SEVERANCE AGREEMENTS" means the agreements identified at item 2 on Schedule 5.18(B).

                 "SHARES" means the Fusion Japan Shares and the Fusion Germany Shares together with the Aetek Shares.

                 "SOFTWARE" means computer software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation and materials, whether in source code, object code or human readable form.

                 "STRADDLE PERIOD" means any taxable year or period beginning before and ending after the Closing Date.

                 "TAX (and, with Correlative Meaning, "TAXES" and "TAXABLE") means:

                 (i) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, windfall profit, severance, production, franchise, ad valorem, value-added, stamp, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body; and

                 (ii) any liability of any of the Companies for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of any of the Companies under any Tax Sharing Arrangement or Tax indemnity arrangement.

                 "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                 "TAX SHARING ARRANGEMENT" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes any of the Companies.

                 "TERMINATION FOR CAUSE" means the termination (which may be immediate) of an employee ("Employee") by an employer

("Employer") if, in Employer's reasonable determination: Employee fails to satisfactorily perform his or her duties or responsibilities; Employee "grossly neglects" his or her duties; Employee engages in "misconduct"; or Employee refuses to sign or violates any confidentiality, non-competition or intellectual property agreement. "Gross neglect" means the failure to perform the essential functions of Employee's job or the failure to carry out Employer's reasonable directions with respect to material duties. "Misconduct" means: embezzlement or misappropriation of corporate or other funds or other acts of fraud, dishonesty, theft, or self-dealing; willful refusal to perform assigned duties; violation of Employer's policy(ies) or practice(s); any significant violation of any statutory or common law duty of loyalty to Employer; or conviction of a felony.

                 "TRADEMARK ASSIGNMENT" means the Assignment of Trademarks between Fusion and Sub, effective as of Closing, in substantially the form of Exhibit J.

                 "TRADEMARKS" means United States, state and foreign trademarks, service marks, logos, trade dress and trade names, whether registered or unregistered, and pending applications to register the foregoing.

                 "TRADE NAME AND LOGO CONSENT" means the Trade Name and Logo Consent, effective as of Closing, substantially in the form attached hereto as Exhibit K.

                 "TRADE SECRETS" means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information.

                 "TRANSFERRED EMPLOYEES" has the meaning specified in Section
8.4.

                 "TRANSITION SERVICES AGREEMENT" means the Transition Services and Bulb Supply Agreement among, Fusion, Semiconductor, Sub and Overseas, effective as of Closing, in substantially the form of Exhibit L.

                 "UV CURING BUSINESS" has the meaning specified in the first recital of this Agreement.

                 "VATA" means the U.K. Value Added Tax Act 1994 and where appropriate "VAT" shall mean value added tax as defined in VATA.

                                   ARTICLE II

                               PURCHASE AND SALE

                 2.1. PURCHASED ASSETS AND PURCHASE OF SHARES. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (i) Fusion shall sell, transfer, assign, convey and deliver to Overseas, and Overseas shall purchase from Fusion, the Fusion Japan Shares, (ii) Fusion Technology shall sell, transfer, assign, convey and deliver to Overseas, and Overseas shall purchase from Fusion Technology, the Fusion Germany Shares, (iii) Curing shall sell, transfer, assign, convey and deliver to FII, and FII shall purchase from Curing, the Aetek Shares, and (iv) Fusion, Curing and Fusion Europe shall sell, transfer, assign, convey and deliver to Sub and UK Sub, respectively, and Sub and UK Sub, respectively, shall purchase from Curing and Fusion Europe, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the assets and properties of Curing and Fusion Europe of every kind and description, wherever located, real, personal or mixed, tangible or intangible, which are used primarily in connection with the Curing Business as the same shall exist on the Closing Date (herein collectively called the "Purchased Assets"), including, without limitation, all right, title and interest of Curing and Fusion Europe in, to and under:

                 (a) all of the assets reflected (i) on the Curing Balance Sheet and (ii) on the Fusion Europe Balance Sheet, in each case, except those disposed of or converted into cash after the Balance Sheet Date in the ordinary course of business;

                 (b)  all cash, bank deposits and cash equivalents;

                 (c) all notes and accounts receivable generated by the Curing Business;

                 (d) all raw materials, supplies, work-in-process finished goods, goods on consignment, and other materials included in the inventory of the Curing Business;

                 (e) the Environmental Permits of Curing and Fusion Europe listed in Schedule 2.1;

                 (f) the real estate leases and leasehold improvements of Fusion, Curing and Fusion Europe listed or described at items 2 through 9 (inclusive) on Schedule 5.11;

                 (g) the machinery, equipment, vehicles, furniture and other personal property of Curing and Fusion Europe listed or referred to in
         Schedule 5.13;

                 (h) the personal property leases of Curing and Fusion Europe listed in Schedule 5.14;

                 (i) the Copyrights, Patent Rights and Trademarks (and all goodwill associated therewith), and the agreements, contracts, licenses, sublicenses, assignments and indemnities, in each case, of Curing and Fusion Europe listed on Schedule 5.15(a)(i);

                 (j) the contracts, agreements or understandings of Curing and Fusion Europe listed or described in Schedule 5.20;

                 (k) all Trade Secrets and other proprietary or confidential information used primarily in the Curing Business;

                 (l) all of Curing's and Fusion Europe's rights, claims or causes of action against third parties relating to the assets, properties, business or operations of Curing and Fusion Europe arising out of transactions occurring prior to the Closing Date;

                 (m) the name "Fusion UV Curing Systems," "Fusion UV Systems," "Fusion UV Curing," "Fusion UV," "Fusion UV Japan," "Fusion UV Curing Japan," "Fusion UV Germany," or "Fusion UV Curing Germany" (and any such name that includes "Inc." or any derivation thereof or GmbH or any similar designation) and no other variations thereof;

                 (n) all security deposits under Fusion's, Curing's and Fusion Europe's leases of real or personal property relating to the Business; and

                 (o) Curing's and Fusion Europe's interest in and to all telephone, telex and telephone facsimile numbers and other directory listings utilized primarily in connection with the Curing Business.

                 2.2.  EXCLUDED ASSETS.  Notwithstanding the provisions of
Section 2.1, the Purchased Assets shall not include the following (herein referred to as the "Excluded Assets"):

                 (a) Curing's and Fusion Europe's rights, claims or causes of action against third parties relating to the assets, properties, business or operations of Curing or Fusion Europe which may arise in connection with the discharge by Curing or Fusion Europe of the Excluded Liabilities;

                 (b) all contracts and policies of insurance of Curing and Fusion Europe;

                 (c) all corporate minute books and stock transfer books and the corporate seals of Curing and Fusion Europe;

                 (d) any and all employee benefit agreements, plans or arrangements listed in Schedule 5.18(A) or otherwise maintained by a Seller on behalf of persons employed by Curing or Fusion Europe;

                 (e) any and all employment agreements, employment- related contracts and employment-related understandings with any employee of the Business, (including, without limitation those listed in Schedule 5.18(B));

                 (f) all refunds of any Tax for which Sellers are liable pursuant to Section 8.3(a)(i)(C);

                 (g)  [intentionally omitted];

                 (h) any Purchased Assets sold or otherwise disposed of in the ordinary course of the operations of the Curing Business and in accordance with this Agreement during the period from the Balance Sheet Date until the Closing Date;

                 (i) except as provided in Section 2.1(m) and except to the extent provided in the Trade Name and Logo Consent, the name "Fusion" or any related or similar trade names, trademarks, service marks and logos, to the extent the same incorporate the name "Fusion" or any variation thereof;

                 (j) all books and records (including all data and other information stored on discs, tapes or other media) of Curing and Fusion Europe relating to the assets, properties, business and operations of Curing and Fusion Europe (it being agreed that Buyers may inspect and may retain copies of any or all of same for their records); and

                 (k) the Computer Associates ASK management information software used in the Business.

                 2.3. ASSUMED LIABILITIES. On the Closing Date, Buyers shall deliver to Curing and Fusion Europe the Instrument of Assumption pursuant to which the relevant Buyers shall assume and agree to discharge the following obligations and liabilities of Curing and Fusion Europe in accordance with their respective terms and subject to the respective conditions thereof:

                 (a) all liabilities of Curing reflected in the Curing Balance Sheet as a dollar amount to the extent so reflected and all liabilities of Fusion Europe reflected in the Fusion Europe Balance Sheet as a dollar amount to the extent so reflected;

                 (b) all liabilities and obligations of Curing and Fusion Europe, other than Excluded Liabilities, arising out of or relating exclusively to the Curing Business and incurred in the ordinary course of business since the Balance Sheet Date, except in each case, to the extent such liabilities and obligations, but for a breach or default by Curing or Fusion Europe, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default;

                 (c) all liabilities and obligations of Curing, Fusion Europe and Fusion (with respect to the leases and other agreements identified at items 3, 4, 6, and 7 on Schedule 5.11 only (the "Fusion Leases")), other than Excluded Liabilities, arising under the leases and other contracts included in the Purchased Assets and those contracts not required by the terms of Sections 5.14 or 5.20 or otherwise to be listed in the Disclosure Schedule, except in each case, to the extent such liabilities and obligations, but for a breach or default by Curing or Fusion Europe or, with respect to any Fusion Lease, Fusion, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default;

                 (d) all liabilities in respect of Taxes for which Buyers are liable pursuant to Section 8.3;

                 (e) any warranty or other obligations to provide parts and service on, or to repair or replace, any products manufactured, distributed or sold by Curing or Fusion Europe on or prior to the Closing Date;

                 (f) subject to Section 8.8, any product liability or claims for injury to person or property, regardless of when made or asserted, relating to products manufactured, distributed or sold by Curing or Fusion Europe or services performed by Curing or Fusion Europe on or prior to the Closing Date; and

                 (g) any recalls on or after the Closing Date mandated by any Governmental Body of the products manufactured, distributed or sold by Curing or Fusion Europe on or prior to the Closing Date;

All of the foregoing liabilities and obligations to be assumed by Buyers hereunder (excluding any Excluded Liabilities) are referred to herein as the "Assumed Liabilities."

                 2.4. EXCLUDED LIABILITIES. Buyers shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Curing or Fusion Europe, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by the relevant Buyers pursuant to the Instrument of Assumption (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities") and, notwithstanding anything to the contrary in Section 2.3, none of the following shall be Assumed Liabilities for purposes of this
Agreement:

                 (a) any liabilities in respect of Taxes for which Curing or Fusion Europe are liable pursuant to Section 8.3;

                 (b) any costs and expenses incurred by Curing or Fusion Europe incident to their negotiation and preparation of this Agreement and their performance and compliance with the agreements and conditions contained herein;

                 (c) any liabilities or obligations in respect of any Excluded Assets;

                 (d) any liabilities in respect of the claims or proceedings, if any, relating to Curing or Fusion Europe or the Curing Business described in Schedule 5.22;

                 (e) any accrued liability of any kind, contingent or otherwise required to be reflected as a dollar amount on the Curing Balance Sheet or on the Fusion Europe Balance Sheet which were not reflected thereon as a dollar amount or which exceed, as of the Balance Sheet Date, the amount reflected to the extent of such excess;

                 (f) any liabilities and obligations related to, associated with or arising out of (i) the occupancy, operation, use or control by any Company of the Business Property on or prior to the Closing Date or (ii) the operation of the Curing Business on or prior to the Closing Date, in any case under (i) or (ii), to the extent incurred or imposed by any Environmental Law as a result of any Release of any Contaminant by, on behalf of or at the direction of any Company or any agent of any Company on, at or from the Business Property, including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder, or any conditions whatsoever on, under or in the vicinity of such real property during any Company's ownership, occupancy or use thereof, or (2) any Release of any Contaminant at, on, to or from any real property or facility owned by a third Person to which Contaminants generated by the Curing Business were sent prior to the Closing Date;

                 (g)  [intentionally omitted]

                 (h) any obligations or liabilities to any employee of the Business or to any other Person which arise as a result of the transactions contemplated by this Agreement (provided that this subparagraph (h) shall not impair the obligations of Buyers under
         Section 8.9);

                 (i) any obligations or liabilities under the Severance Agreements to any employee of the Business (provided that this subparagraph (i) shall not impair the obligations of Buyers under
         Section 8.9);

                 (j)  the Transfer Liabilities (as defined in Section 8.6);

                 (k)  the Employee Liabilities (as defined in Section 8.7); and

                 (l) any obligation or liability of any Seller, Company or any Person acting on behalf of a Seller or a Company in respect of any fee or commission to any finder or intermediary for or an account of the transactions contemplated by this Agreement, including, without limitation, any such obligation or liability identified on Schedule 5.28.

                                  ARTICLE III

                                 PURCHASE PRICE

                 3.1. PURCHASE PRICE. The total consideration to be paid by Buyers shall be (i) $121,000,000 in cash, subject to adjustment as provided in
Section 3.3, paid as provided in Sections 4.2 and 3.3, and (ii) the assumption of the Assumed Liabilities (the "Purchase Price").

                 3.2. CLOSING BALANCE SHEET. (a) As soon as practicable following the Closing Date, Buyers shall cause the accounting personnel who prepared the Financial Statements and the Balance Sheet to prepare and deliver to Sellers a consolidated balance sheet of the Business as of the close of business on the Closing Date, and separate balance sheets showing the net book value of each of Fusion Japan, Aetek, Fusion Germany, and the portion of the Purchased Assets attributable to Fusion Europe (such consolidated balance sheet and such separate balance sheets, collectively the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP consistent with the accounting principles and procedures employed in the preparation and presentation of the Financial Statements.

                 (b) Sellers shall have twenty-one (21) days after receipt of the Closing Balance Sheet to advise Buyers in writing as to whether Sellers dispute any amounts reflected in the Closing Balance Sheet, specifying in reasonable detail each item of disagreement and the amount thereof. In the event Sellers so notify Buyers in writing within such twenty-one day time period of any such disputes, Buyers and Sellers shall attempt to resolve all such disputes, and the Closing Balance Sheet shall be adjusted to reflect any such resolution. If Buyers and Sellers are unable to resolve all such disputes within fifteen (15) days after such notification from Sellers to Buyers, then independent public accountants of recognized national standing (other than an accounting firm that is either the auditor of Buyers or of Sellers), shall be engaged to resolve all remaining points of disagreement with respect to the Closing Balance Sheet within thirty (30) days, which resolution shall be final and binding upon Buyers and Sellers, and the Closing Balance Sheet shall be adjusted to reflect any such resolution.

                 (c) The Closing Balance Sheet shall be final and binding upon Buyers and Sellers and shall provide the basis for the final determination of the Closing Net Worth unless Sellers shall dispute the same in writing within the twenty-one (21) day time period referred to in subparagraph (b) of this
Section 3.2, in which case the Closing Balance Sheet, as finally adjusted, shall be final and binding upon Buyers and Sellers and shall provide the basis for the final determination of the Closing Net Worth.

                 (d) Each party shall bear the fees and expenses of its own independent public accountants in connection with the preparation and review of the statements and calculations referred to in this Section 3.2. All fees and disbursements of the arbitrating accountants designated in accordance with subparagraph (c) of this Section 3.2 shall be paid one-half by Sub and one-half by Sellers.

                 (e) Notwithstanding anything contained herein to the contrary, the Closing Balance Sheet shall reflect as liabilities:

                 (i) An accrual in respect of the Management Incentive Plan liability for the Transferred Employees participating in the Management Incentive Plan for the period from January 1, 1996 to the Closing Date, calculated in accordance with the Management Incentive Plan provisions using the following variables:

                 (A) in respect of the projected consolidated profits of Fusion for 1996, the forecast presented to the audit committee of the board of directors of Fusion at its meeting on July 22, 1996;

                 (B) in respect of the projected profits of the Business for 1996, the amount of $11,900,000;

                 (C) in respect of performance goals, an assumption that these would be 100% achieved;

                 (ii) An accrual in respect of the profit sharing contribution under the Fusion Systems Profit Sharing Plan in respect of the Transferred Employees for the period from January 1, 1996 to the Closing Date calculated in accordance with the established formula of Fusion applied pro rata to the forecasted consolidated sales and profits presented to the audit committee of the board of directors of Fusion at its meeting on July 22, 1996 as shown on Schedule 3.2.

                 3.3. PURCHASE PRICE ADJUSTMENT AND ALLOCATION; INTERCOMPANY ACCOUNTS. (a) In the event that, upon final determination of the Closing Balance Sheet pursuant to Section 3.2, (i) the Closing Net Worth is less than $26,250,000 (the "Minimum Net Worth"), Curing agrees to pay Sub the amount equal to the difference between the Minimum Net Worth and, the Closing Net Worth or (ii) the Closing Net Worth is greater than the Minimum Net Worth, Sub agrees to pay Curing the amount by which the Closing Net Worth exceeds the Minimum Net Worth (in either case, the "Net Worth Adjustment").

                 (b) If the net book value of any of Fusion Japan, Aetek, Fusion Germany or the portion of the Purchased Assets attributable to Fusion Europe, as determined in accordance with Section 3.2, is (i) greater than the amount allocable thereto as set forth on Schedule 4.2 (which shall be mutually agreed to and delivered at Closing), then the Buyer with respect thereto shall pay to the related Seller the amount by which such book value exceeds such amount allocable thereto, or (ii) less than the amount allocable thereto as set forth on Schedule 4.2 (which shall be mutually agreed to and delivered at Closing), then the Seller with respect thereto shall pay to the related Buyer the amount by which such book value is less than such amount allocable thereto.

                 (c) If, pursuant to Section 3.3(b), there is a net payment from Buyers to Sellers, then Curing shall pay Sub an amount equal to such net payment. If, pursuant to Section 3.3(b), there is a net payment from Sellers to Buyers, then Sub shall pay Curing an amount equal to such net payment. (In each case the intent being that nothing in Section 3.3(b) or this Section 3.3(c) shall alter the Purchase Price).

                 (d) Any payment pursuant to this Section 3.3 shall be made as follows:

                 (i) Such payment shall be made at a mutually convenient time and place (i) within 30 days after Buyers' delivery of the Closing Balance Sheet if no notice of disagreement with respect to the Closing Balance Sheet is delivered by Sellers or (ii) if a notice of disagreement with respect to the Closing Balance Sheet is delivered then within 10 days after the earlier of (A) agreement of Buyers and Sellers pursuant to Section 3.2(b) with respect to the determination of Closing Net Worth, or (B) delivery of the calculation of Closing Net Worth by the independent accountants pursuant to
         Section 3.2(b).

                 (ii) Such payment shall be made by delivery by a Seller or Buyer, as the case may be, of a wire transfer of same day funds to the respective Buyer or Seller, as the case may be, or by causing such payments to be credited to such account of Seller or Buyer as may be designated by such Seller or Buyer. The amount of such payment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate publicly announced from time to time by the First National Bank of Boston as its base lending rate in Boston, Massachusetts in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days for which due.

                 (e) The allocation of the Purchase Price among Fusion Japan, Aetek, Fusion Germany, the portion of the Purchased Assets attributable to Fusion Europe, and the portion of the Purchased Assets attributable to Curing, determined based on the initial allocation set forth in Schedule 4.2 and the adjustments required by Section 3.3(a), (b), and (c), is hereinafter referred to as the "Purchase Price Allocation." Each of the Buyers and the Sellers agree to file (and cause their respective Affiliates to file) all federal, state, local and foreign Tax Returns in accordance with the Purchase Price Allocation.

                 (f) Within three (3) Business Days following the final determination of the Closing Balance Sheet, the intercompany accounts shall be paid in full by the appropriate parties to the appropriate parties as reflected on the Closing Balance Sheet.

                 3.4. ALLOCATION AMONG PURCHASED ASSETS. Within 30 days following the final determination of the Closing Balance Sheet, Sub and UK Sub, respectively, shall deliver to Curing and Fusion Europe, respectively, schedules (the "Allocation Schedules") allocating the portion of the Purchase Price paid to each of Curing and Fusion Europe, respectively, (determined in accordance with the Purchase Price Allocation and including, for purposes of this Section 3.4, any other consideration paid to Curing or Fusion Europe including the Assumed Liabilities) among the portion of the Purchased Assets attributable to each of Curing and Fusion Europe, respectively. The Allocation Schedule with respect to Curing shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder.
Curing and Fusion Europe, respectively, each agree that promptly after receiving such Allocation Schedule it shall review the same and either return an executed copy thereof to Curing and Fusion Europe, respectively, or propose reasonable changes thereto. In the event Curing and Sub or Fusion Europe and UK Sub cannot agree on an Allocation Schedule, Curing and Sub or Fusion Europe and UK Sub, as the case may be, shall jointly appoint a mutually acceptable independent public accountant to prepare the Allocation Schedule. Sub and Curing each agrees to file Internal Revenue Service Form 8594 and to provide the other promptly with any other information required to complete Form 8594, and Sub, UK Sub, Curing and Fusion Europe each agrees to file all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule.


                                   ARTICLE IV

                                    CLOSING

                 4.1. CLOSING DATE. The Closing shall be consummated at the close of business on the third business day following the expiration or termination of the waiting period under the HSR Act or such later date as may be agreed upon by Buyer and Sellers after the conditions set forth in Articles IX and X have been satisfied, at the offices of Sidley & Austin in Chicago, Illinois, or at such other place or at such other time as shall be agreed upon by Buyer and Sellers. The time and date on which the Closing is actually held are sometimes referred to herein as the "Closing Date."

                 4.2. PAYMENT ON THE CLOSING DATE. Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing each of the Buyers shall pay to its respective Seller the amount set forth on Schedule 4.2 by wire transfer of immediately available funds in each case to the accounts specified by such Seller in writing to such Buyer at least two business days prior to the Closing.

                 4.3. BUYERS' ADDITIONAL DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing Buyers shall deliver to Sellers all the following:

                 (a) Copies of each Buyer's charter or, with respect to non-U.S. companies, other similar organization documents, in each case certified as of a recent date by an appropriate official;

                 (b) Certificates of good standing of each Buyer issued as of a recent date by the Secretary of State of such company's state of incorporation, or, with respect to non-U.S. companies, other similar document certified by an appropriate official;

                 (c) Certificates of the secretary or an assistant secretary of each Buyer dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to (i) no amendments to the Certificate of Incorporation or other comparable authority of such Buyer since a specified date; (ii) the by-laws or comparable organizational document of Buyer; (iii) the resolutions of the Board of Directors or comparable authority of Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers or comparable authority of Buyers executing this Agreement and any Buyer Ancillary Agreement;

                 (d) Opinion of counsel or comparable authority to Buyers substantially in the form contained in Exhibit M;

                 (e) The Instrument of Assumption relating to the Assumed Liabilities duly executed by Sub and U.K. Sub;

                 (f) The certificate contemplated by Section 10.1, duly executed by the President or any Vice President or comparable authority of Buyers;

                 (g)  The Transition Services Agreement duly executed by Sub;

                 (h) The Lighting Agreement duly executed by Overseas and Sub, having been delivered at or prior to the execution hereof;

                 (i)  The Employment Agreements duly executed by Sub;

                 (j)  The Bulb Shop Sublease Agreement duly executed by Sub;

                 (k) The assignments of leases listed on Schedule 4.3 duly executed by the relevant Buyer(s);

                 (l) The landlords consents listed on Schedule 4.3 that are obtained on or prior to the Closing duly executed by the relevant parties;

                 (m) The Trade Name and Logo Consent duly executed by the relevant Buyer(s);

                 (n)  The two Cross License Agreements duly executed by
        Sub; and

                 (o)  The Patent Assignment duly executed by Sub.

                 4.4. SELLERS' DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in Article X, at Closing Sellers shall deliver to Buyers all the following:

                 (a) Copies of Fusion's and each Company's charter or, with respect to non-U.S. Companies, other similar organizational documents, in each case certified as of a recent date by an appropriate official;

                 (b) Certificate of good standing of Fusion and each Company issued as of a recent date by the Secretary of State of the State of such Company's incorporation or, with respect to non-U.S. Companies, other similar document certified by an appropriate official;

                 (c) Certificate of the secretary or an assistant secretary of each Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Certificate of Incorporation or other comparable authority of such Seller since a specified date; (ii) the by-laws or other comparable organizational document of such Seller; (iii) the resolutions of the Board of Directors or other comparable authority of such Seller authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers or other comparable authority of such Seller executing this Agreement and any Seller Ancillary Agreement;

                 (d) Certificates representing the Fusion Japan Shares, together with duly executed and witnessed stock powers (in blank) attached thereto, and with respect to the Fusion German Shares, a notarial deed, duly executed and notarized;

                 (e) The relevant minute books, stock record ledgers and corporate seals of Aetek, Fusion Japan and Fusion Germany;

                 (f) Opinions of counsel to Sellers substantially in the form contained in Exhibit N;

                 (g) The Instrument of Assignment relating to the Purchased Assets duly executed by Curing and Fusion Europe;

                 (h) Certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

                 (i) All consents, waivers or approvals required to be obtained by Sellers with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

                 (j) The Transition Services Agreement duly executed by Fusion and Semiconductor;

                 (k) The Lighting Agreement duly executed by Lighting, having been delivered at or prior to the execution hereof;

                 (l) The Employment Agreements duly executed by the Executives;

                 (m)  The Bulb Shop Sublease Agreement duly executed by Fusion;

                 (n) The two Cross License Agreements duly executed by Fusion and Lighting, respectively;

                 (o)  The Consent Agreement, duly executed by Fusion and
         Lighting;

                 (p) The certificates contemplated by Sections 9.1 and 9.2, duly executed by the authorized officer of each Seller;

                 (q)  The Patent Assignment, duly executed by Fusion;

                 (r)  The Trade Name and Logo Consent duly executed by Fusion;

                 (s)  The Trademark Assignment duly executed by Fusion;

                 (t) The Product Liability Endorsement (as defined in Section 8.8) duly issued by the Sellers' Product Liability Policy insurer;

                 (u) An assignment, in recordable form, with respect to each of the leases of real estate of Curing, Fusion Europe and Fusion described in Schedule 5.11 (except for item 1), duly executed by Curing, Fusion Europe and Fusion, respectively, and in form and substance reasonably satisfactory to Buyers;

                 (v) A Bill of Sale conveying all personal property contained within the Purchased Assets duly executed by the applicable Seller, and such other bills of sale, assignments and other instruments of transfer or conveyance as Buyers may reasonably request to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyers; and

                 (w) Documentation deemed adequate by Buyers evidencing the effective transfer of the Transfer Assets and the Transfer Liabilities as required under Section 8.6.

In addition to the above deliveries, Sellers shall take all steps and actions as Buyers may reasonably request or as may otherwise be necessary to put Buyers in actual possession or control of the Purchased Assets.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

                 As an inducement to Buyers to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Sellers, as to themselves and as to each of the Companies, represents and warrants to Buyers and agrees as follows, except as set forth on the Disclosure Schedule attached hereto (the "Disclosure Schedule") (Any references herein to a "Schedule" shall be a reference to that particular Schedule in the Disclosure Schedule):

                 5.1. ORGANIZATION AND CAPITAL STRUCTURE OF THE COMPANIES. Each of Fusion, Fusion Technology and each Company is a corporation duly organized, validly existing and, with respect to the U.S. Companies and Fusion Europe, in good standing under the laws of the jurisdiction indicated on
Schedule 5.1(A). Each of Fusion, Fusion Technology and each Company is duly qualified to transact business and, with respect to the U.S. Companies and Fusion Europe, is in good standing in each of the jurisdictions where the character of the property owned or leased by it or the nature of its activities make such qualification necessary. Each of Fusion, Fusion Technology and each Company has full power and authority to own or lease and to operate and use its assets and properties and to carry on the Business in all material respects as now conducted.

                 True and complete copies of the charter or other relevant organizational documents and all amendments thereto and of the By-laws or other relevant documents, as amended to date, of Fusion, Fusion Technology and each Company have been delivered to Buyer.

                 Schedule 5.1(B) sets forth the authorized capital stock of Fusion Technology and each Company and indicates the number of issued and outstanding shares of capital stock, the record and beneficial owner of such shares of issued and outstanding capital stock, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock unissued and not reserved for any purpose of Fusion Technology and each Company.

                 5.2. SUBSIDIARIES AND INVESTMENTS. None of the Sellers, directly or indirectly, (i) owns, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity which is involved in or relates to the Business or (ii) controls any corporation, partnership, joint venture or other entity which is involved in or relates to the Business.

                 Except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of any of the Companies. All of the outstanding shares of capital stock of each of the Companies are validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each of the Companies are owned of record and beneficially free from all Encumbrances.

                 5.3. AUTHORITY OF SELLERS. Each Seller has full power and authority to execute, deliver and perform this Agreement and all of the relevant Seller Ancillary Agreements. The execution, delivery and performance of this Agreement and the relevant Seller Ancillary Agreements by Sellers have been duly authorized and approved by each Seller's board of directors and by Curing stockholders and by Fusion Europe stockholders and do not require any further authorization or consent of any Seller or its respective stockholders. This Agreement has been duly authorized, executed and delivered by each Seller and is the legal, valid and binding obligation of each Seller enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the "Bankruptcy Exception") and each of the Seller Ancillary Agreements has been duly authorized by each Seller and upon execution and delivery by each Seller will be a legal, valid and binding obligation of such Seller enforceable in accordance with its terms subject to the Bankruptcy Exception.

                 Neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

                 (i) materially conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Fusion Assets or the Shares, under (1) the respective charters or By-laws of the Sellers,
         (2) any Seller Agreement, (3) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other material authorization, right, restriction or obligation to which any Seller is a party or any of the Fusion Assets is subject or by which any Seller is bound, (4) any Court Order to which any Seller is a party or any of the Fusion Assets is subject or by which any Seller is bound, or (5) any Requirements of Laws affecting any Seller or the Fusion Assets; or

                 (ii) require the approval, consent, authorization or act of, or the making by any Company of any declaration, filing or registration with, any Person, except as provided under the HSR Act.

                 5.4. FINANCIAL STATEMENTS. Schedule 5.4 of the Disclosure Schedule contains (i) the unaudited consolidated balance sheet of the Business as of December 31, 1995 and the related statement of income for the year then ended (the "Financial Statements") and (ii) the unaudited consolidated balance sheet (the "Balance Sheet") of the Business as of June 28, 1996 (the "Balance Sheet Date") and the related statement of income for the six-months then ended. Except as set forth therein or in the notes thereto, such balance sheet and statement of income have been prepared in conformity with GAAP consistently applied, and such balance sheet and related statement of income present fairly the financial position and results of operations of the Business as of their respective dates and for the respective periods covered thereby.

                 5.5. OPERATIONS SINCE BALANCE SHEET DATE. (a) Since the Balance Sheet Date, there has been:

                 (i) no material adverse change in the Purchased Assets or the operations, liabilities, profits or condition (financial or otherwise) of the Business and, to Sellers' knowledge, no fact or condition exists which might reasonably be expected to cause such a change in the future; and

                 (ii) no material damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the Purchased Assets, or the Business taken as a whole.

                 (b) Since the Balance Sheet Date, the Business has been conducted only in the ordinary course and in conformity with past practice. Without limiting the generality of the foregoing, since the Balance Sheet Date, neither Fusion nor any Company has:

                 (i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from a Company to any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets reflected on the Balance Sheet in excess of $100,000 in the aggregate or any assets acquired by the Business after the Balance Sheet Date in excess of $100,000 in the aggregate, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of the Business consistent with past practice and except for Permitted Encumbrances;

                 (ii) canceled any debts in excess of $100,000 in the aggregate owed to or claims held by the Business (including the settlement of any claims or litigation) other than in the ordinary course of the Business consistent with past practice;

                 (iii) paid any claims in excess of $100,000 in the aggregate against the Business (including the settlement of any claims or litigation against the Business or the payment or settlement of and obligations or liabilities of the Business) other than in the ordinary course of business consistent with past practice;

                 (iv) created, incurred, guaranteed or assumed, or agreed to create, incur, guaranty or assume, any indebtedness in excess of $100,000 in the aggregate for borrowed money in respect of the Business (other than money borrowed or advances from Fusion or any of its Affiliates in the ordinary course of the Business consistent with past practice) or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13); or

                 (v) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods for which Buyers are liable pursuant to
         Section 8.3(a)(ii) or accelerating deductions to periods for which Sellers are liable pursuant to Section 8.3(a)(i)).

                 (vi) accelerated or delayed collection of notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of the Business consistent with past practice;

                 (vii) delayed or accelerated payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of the Business consistent with past practice;

                 (viii) allowed the levels of raw materials, supplies, work-in-process, finished goods or other materials included in the inventory of the Business to vary in any material respect from the levels customarily maintained in the Business;

                 (ix) made, or agreed to make, any payment of cash or distribution of assets to a Seller or any of its Affiliates (other than cash realized upon collection of receivables in the ordinary course of the Business); or

                 (x) granted or committed to grant any bonus or other special compensation or increased or committed to increase the compensation or benefits payable or to become payable to any directors, officers or employees of the Business except, in the case of employees, for increases in the normal course of operations consistent with past compensation practice, or instituted or committed to institute any bonus, incentive deferred compensation, insurance, pension, retirement, medical, hospital disability, welfare or other employee benefit plan except for increases required by law;

                 (xi) made any change in the accounting principles and practices used by the Business from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period then ended;

                 (xii) sold, assigned or transferred any Intellectual Property or other intangible assets, or disclosed any proprietary or confidential information to any Person (other than Buyers or their Affiliates and agents);

                 (xiii)  entered into any new employment agreement; or

                 (xiv) agreed or committed to do or authorized any of the foregoing.

                 5.6. [Intentionally Omitted].

                 5.7 TAXES. (a)(i) Each of the Companies and each Company Group has filed all Tax Returns which are required to be filed and have paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable; (ii) all such Tax Returns are complete and disclose all Taxes required to be paid by each of the Companies and each Company Group, and all such Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by any of the Companies or any Company Group have been timely paid; (iv) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full or a proper reserve therefor has been included on the Balance Sheet; (v) each of the Companies has made sufficient estimated income tax payments such that no additional income taxes will be owed by such Company for any period up through and including the Closing Date; (vi) there is no action, suit, investigation, audit, claim or assessment pending or known by Sellers to be proposed or threatened with respect to Taxes of any Company or any Company Group; (vii) all Tax Sharing Arrangements and Tax indemnity arrangements will terminate prior to the Closing Date and none of the Companies will have any liability thereunder on or after the Closing Date;
(viii) none of the Companies nor any member of any Company Group has waived or been requested to waive any statute of limitations in respect of Taxes; (ix) all Taxes which any of the Companies or any Company Group are required by law to withhold or collect for payment (including from employees for income Tax and social security and other payroll Taxes) have been duly withheld or collected, and have been paid or accrued, reserved against and entered on the books of such Company or such Company Group; (x) each of the Companies is properly treated as the owner, for all federal, state, local and other income Tax purposes, of all property of which it is the lessor; (xi) there are no liens for Taxes on the assets of any of the Companies except liens related to current Taxes not yet due; and (xii) none of the Companies has been a member of any Company Group other than the Company Group of which it is a member as of the date hereof.

                 (b) No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to "FIRPTA").

                 (c) In connection with the transactions contemplated by this Agreement, there will be no payment, nor will there be any acceleration of the vesting of any options, payments or other benefits, in each case that will be (or under Section 280G of the Code and the Treasury Regulations thereunder will be presumed to be) an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

                 5.8. AVAILABILITY OF ASSETS; ASSETS AND LIABILITIES TRANSFERRED. (a) Except for the Excluded Assets, the assets acquired by Overseas or FII pursuant to their purchase of the Shares together with the Purchased Assets constitute all the assets used in the Business (other than those being provided pursuant to the Transition Services Agreement) and are conveyed to Buyers in "as is" condition. Such assets, together with the services being provided pursuant to the Transition Services Agreement, are sufficient for the operation of the Business as previously conducted consistent with past practice. Except with respect to matters that would not reasonably be expected to have a Material Adverse Effect, (i) all such assets and their uses conform to all applicable laws, regulations, rules, ordinances, codes, licenses, franchises and permits (other than Environmental Laws) (including, without limitation, all electrical, building, zoning, and occupational safety and health Requirements of Laws (other than Environmental Laws)), and (ii) the Sellers have no knowledge of any existing violation of any such matters relating to such assets or their use, and no notice of any existing violation of any of such matters relating to such assets or their use has been received in writing by any Company.

                 (b) Other than the services to be provided under the Transition Services Agreement and other than general and administrative services, no material services are provided by Fusion, Fusion Technology, any Company, or any Affiliate thereof, with respect to the Business utilizing either (i) assets not included in the Purchased Assets or the assets acquired by Overseas or FII pursuant to their purchase of the Shares or (ii) employees not listed in Schedule 5.18(G) (other than those employees not listed by reason of clause (iii) of Section 5.18(g)).

                 (c) As of the Closing, Fusion has fully complied with and fulfilled its covenants and obligations under Section 8.6 and as of and after Closing, no Buyer will have any obligation or liability under or with respect to any Transfer Liabilities (as defined in Section 8.6).

                 (d) As of the Closing, Fusion has fully complied with and fulfilled its covenants and obligations under Section 8.7 and as of and after Closing no Buyer will have any obligations or liability under or with respect to any Transfer Employee or any Employee Liabilities (each as defined in Section 8.7).

                 5.9. GOVERNMENTAL PERMITS. Except with respect to environmental, health and safety Governmental Permits ("Environmental Permits") which are addressed in Section 5.23, each Company owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business substantially as currently conducted (herein collectively called "Governmental Permits"). Schedule 5.9 sets forth a list of each Governmental Permit. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Buyers by Sellers.

                 Except with respect to matters that would not reasonably be expected to have a Material Adverse Effect, (i) each Company has fulfilled and performed its obligations under each of the relevant Governmental Permits, and no event has occurred or condition or state of facts is known by any Seller to exist which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect the rights of any Company under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, is known to, or has been received in writing by, any Company; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and may be assigned and transferred to Buyers in accordance with this Agreement and will continue in full force and effect thereafter, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

                 5.10. REAL PROPERTY. None of the Companies own any real property and no Company, since the date of its inception, has owned any real property.

                 5.11. REAL PROPERTY LEASES. Schedule 5.11 sets forth a list of each lease or similar agreement under which (i) Fusion or any Company is lessee of, or holds or operates, any real property owned by any third Person and used in or relating to the Business or (ii) any Company is lessor of any of the Curing Real Property (the "Leased Real Property"). Except as set forth on such Schedule, there are no subleases, tenancies or other rights of occupancy affecting all or any part of such Leased Real Property which could reasonably be expected to have a material adverse effect on the Leased Real Property or a Material Adverse Effect. Except as set forth in such Schedule, Fusion or such Company, as the case may be, has the right to quiet enjoyment of all the real property described in such Schedule for the full term of each such lease or similar agreement (and any renewal option related thereto) relating thereto, and the leasehold or other interest of Fusion or such Company in such real property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances.

                 5.12. CONDEMNATION. To the knowledge of Sellers, neither the whole nor any part of any real property leased, used or occupied in connection with the Business is subject to any pending suit for condemnation or other taking by any public authority, and, to the knowledge of Sellers, no such condemnation or other taking is threatened or contemplated.

                 5.13. PERSONAL PROPERTY. Schedule 5.13 contains a list as of the Balance Sheet Date of all machinery, equipment, vehicles, furniture and other personal property owned by the Companies having an original cost of $25,000 or more and used in or relating to the Business. The machinery, equipment, vehicles and other tangible assets of the Business are usable in the ordinary course of the Business.

                 5.14. PERSONAL PROPERTY LEASES. Schedule 5.14 contains a list of each written lease or other agreement or right, under which Fusion or any Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person and used in or relating to the Business, in each case (i) having an annual rental in excess of $20,000 and having a termination date after December 31, 1997 or (ii) which cannot be terminated by Fusion or such Company except by the payment of an amount equivalent to $20,000 or more of the rent.

                 5.15. INTELLECTUAL PROPERTY; SOFTWARE. (a) Schedule 5.15(a) contains a list of all Copyrights, Patents and Trademarks (including all assumed or fictitious names under which the Business is being conducted or has been conducted or has within the previous five years) owned by, licensed to or used in connection with the conduct of the Business.

                 (b) No Software is owned by, licensed to or used in the conduct of the Business other than (i) Software licensed to a Company that is available in consumer retail stores and subject to "shrink-wrap" license agreements and (ii) the Computer Associates ASK management information software used in the Business.

                 (c) Schedule 5.15(c) contains a list of all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate to any Copyrights, Patent Rights or Trademarks listed in Schedule 5.15(a).

                 (d) Seller either: (i) owns the entire right, title and interest in and to the Intellectual Property used in the Business, free and clear of any Encumbrance; or (ii) has the perpetual, royalty-free right to use the same.

                 (e) (i) all registrations for Copyrights, Patent Rights and Trademarks identified in Schedule 5.15(a) as being owned by Fusion or any Company are valid and in force; (ii) all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing all without challenge of any kind to the knowledge of Fusion or any Company; (iii) the Intellectual Property owned by Fusion, Fusion Technology and each Company is valid and enforceable; and (iv) Fusion has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property and Software owned by Fusion and used in the Business, and to the knowledge of Sellers, there is no basis for any such action. Complete copies of: (x) registrations for all registered Copyrights, Patent Rights and Trademarks identified in Schedule 5.15(a)(i) as being owned by Fusion, or any Company; and (y) all pending applications to register unregistered Copyrights, Patent Rights and Trademarks identified in Schedule 5.15(a)(i) as being owned by a Company have heretofore been delivered by Sellers to Buyer.

                 (f) No infringement of any Intellectual Property Right of any other Person has occurred or has resulted in any way from the operations of the Business, no claim of any infringement of any Intellectual Property Right of any other Person has been made or asserted in respect of the operations of the Business, and Sellers have not had notice of, or knowledge of any basis for, a claim that the operations, activities, products, software, equipment, machinery or processes of the Business infringe any Intellectual Property Right of any other Person.

                 (g) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of Fusion, Fusion Technology or any Company or any predecessor in interest thereto either: (i) is a party to a "work-for-hire" agreement under which such Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of Fusion, Fusion Technology or such Company (or such predecessor in interest, as applicable) of all right, title and interest in such material.

                 5.16. ACCOUNTS RECEIVABLE; INVENTORIES. All accounts receivable of the Business have arisen from bona fide transactions by a Company in the ordinary course of the Business and are not subject to counterclaims or setoffs not accrued for on the Balance Sheet. All accounts receivable reflected in the Balance Sheet are reflected in accordance with GAAP and are good and collectible in the ordinary course of the Business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet.

                 The inventories of the Business (including raw materials, supplies, work-in-process, finished goods and other materials) (i) are in good and useable condition, except to the extent reserved therefor on the Balance Sheet, (ii) are reflected in the Balance Sheet and will be reflected in the Closing Balance Sheet in accordance with GAAP at the lower of cost or market value and (iii) are, in the case of finished goods, of a quality and quantity saleable in the ordinary course of the Business and, in the case of all other inventories are of a quality and quantity useable in the ordinary course of the Business. The inventory obsolescence policies of the Business are appropriate for the nature of the products sold and the marketing methods used by the Business, and the reserve for inventory obsolescence contained in the Balance Sheet fairly reflects the amount of obsolete inventory as of the Balance Sheet Date. All of the inventories of the Business are held at the Leased Real Property listed on Schedule 5.11. No inventory is held on consignment by or for any Company.

                 5.17. TITLE TO PROPERTY. Curing and Fusion Europe each have good and marketable title to, or a valid leasehold interest in, all of their respective tangible assets, free and clear of all Encumbrances, except for
Permitted Encumbrances.   Upon delivery to Buyers on the Closing Date of the
instruments of transfer contemplated by Section 4.4, Sellers will transfer to

Buyers good and marketable title to, or a valid leasehold interest in, the Purchased Assets, subject to no Encumbrances, except for Permitted Encumbrances.

                 5.18. EMPLOYEES AND RELATED AGREEMENTS; ERISA. (a) Set forth in Schedule 5.18(A) is a complete list of each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) maintained by Fusion, Fusion Technology, a Company or an ERISA Affiliate, or with respect to which Fusion, Fusion Technology, a Company or an ERISA Affiliate is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of Fusion, Fusion Technology, a Company or an ERISA Affiliate due to such employment (the "Pension Plans"). Set forth in Schedule 5.18(A) is a complete list of each "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) maintained by Fusion, Fusion Technology or a Company, or with respect to which Fusion, Fusion Technology or a Company is or will be required to make any payment, or which provides or will provide benefits to present or prior employees of Fusion, Fusion Technology or a Company due to such employment (the "Welfare Plans") (the Pension Plans and Welfare Plans being the "ERISA Benefit Plans").

                 (b)  Other than those listed in Schedule 5.18(A), set forth in
Schedule 5.18(B) is a complete list of each of the following to which Fusion, Fusion Technology or a Company is a party and which relates to the Business or any employee(s) of the Business or with respect to which Fusion, Fusion Technology or a Company is or will be required to make any payment with respect to the Business or any employee(s) of the Business (the "Non-ERISA Commitments"):

                 (i) each retirement, savings, profit sharing, deferred compensation, severance, stock ownership, stock purchase, stock option, performance, bonus, incentive, vacation or holiday pay, hospitalization or other medical, disability, life or other insurance, or other welfare, benefit or fringe benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral; and

                 (ii) each employee collective bargaining agreement and each agreement, understanding or arrangement of any kind, whether written or oral, with or for the benefit of any present or prior officer, director, employee or consultant (including without limitation, each employment, compensation, deferred compensation, severance or consulting Agreement or arrangement and any agreement or arrangement associated with a change in ownership of Fusion, Fusion Technology or a Company).

Sellers have delivered or have caused to be delivered to Buyers complete copies of (i) all written Non-ERISA Commitments and (ii) all insurance and annuity policies and contracts and other documents relevant to any Non-ERISA Commitment. Schedule 5.18(B) contains a complete and accurate description of all oral Non-ERISA Commitments.

                 (c) Sellers have delivered or have caused to be delivered to Buyers with respect to the ERISA Benefit Plans complete copies, where applicable, of (A) all plan documents and amendments thereto, trust agreements and amendments thereto and insurance and annuity contracts and policies, (B) the current summary plan description, (C) the Annual Reports (Form 5500 series) and accompanying schedules, as filed, for the most recently completed three plan years for which such reports were required to be filed, (D) the financial statements for the most recently completed three plan years for which such statements have been prepared, (E) the most recent determination letter issued by the IRS and the application submitted with respect to such letter and (F) all correspondence with the IRS, Department of Labor or Pension Benefit Guaranty Corporation concerning any outstanding controversy.

                 (d) None of Fusion, Fusion Technology, the Companies or any ERISA Affiliate has ever made any contribution to, or had any potential liability (whether direct, indirect, contingent or otherwise) with respect to
(i) any multiemployer plan (within the meaning of Section 3(37) of ERISA) or
(ii) any other "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) ever subject to Section 302 of ERISA. Each Pension Plan which is intended to qualify under Section 401(a) of the Code has been determined to be so qualified by the IRS, and no circumstance has occurred or exists which might cause such plan to cease being so qualified.

                 (e) There is no pending or, to the knowledge of the Sellers, threatened claim in respect of any of the ERISA Benefit Plans other than claims for benefits in the ordinary course of business. Each of the ERISA Benefit Plans (i) has been administered in accordance with its terms and (ii) complies in form, and has been administered in accordance, with the requirements of ERISA and, where applicable, the Code. The Sellers, the Companies and the ERISA Affiliates have complied with the group health plan requirements of Part 6 of Title I of ERISA. None of the Sellers or the Companies has an obligation under any ERISA Benefit Plan or otherwise to provide health or other welfare benefits to any prior employees or any other person, except as required by Part 6 of Title I of ERISA. The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable to or in respect of any participant. Each Seller and each Company is in compliance with the requirements of the Workers Adjustment and Retraining Notification Act ("WARN") and has no liabilities pursuant to WARN.

                 (f) None of the Sellers or the Companies nor, to their knowledge, any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any ERISA Benefit Plan which could subject any such plan (or its related trust) or any of the Sellers or the Companies or any officer, director or employee of any of the foregoing to the penalty or tax under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code.

                 (g) Schedule 5.18(G) contains: (i) a list of all employees or commission salespersons of the Business as of August 14, 1996; (ii) the then current fringe benefits (other than those generally available to employees of the Companies) provided by any Company to any such employees or salespersons;
(iii) a list of all present or former employees or commission salespersons of the Business who have terminated or given notice of their intention to terminate their relationship with the Business since June 30, 1995; (iv) a list of any increase, effective after December 31, 1995, in the rate of compensation of any employees or commission salespersons if such increase exceeds 5% of the previous annual salary of such employee or commission salesperson; and (v) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees or commission salespersons since January 1, 1996. Sellers have heretofore delivered to Buyers a complete list of the base compensation and wage levels of each of the Affected Employees as of August 14, 1996.

                 (h) To the knowledge of Sellers, (i) the Business is not involved in any transaction or other situation with any employee, officer, director or Affiliate of a Seller or a Company which may be generally characterized as a "conflict of interest", including, but not limited to, direct or indirect interests in the business of competitors, suppliers or customers of the Business, and (ii) there are no situations with respect to the Business which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or (E) any investigation by the Securities and Exchange Commission or any other federal, foreign, state or local government agency or authority.

                 5.19. EMPLOYEE RELATIONS. Fusion, with respect to the Business, and each of Fusion Technology and Company have complied in respect of the Business in all material respects with all applicable laws, rules and regulations which relate to wages, hours, discrimination in employment and collective bargaining and to the operation of the Business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Sellers believe that their and each of the Company's relations with the employees of the Business are satisfactory. None of Fusion, Fusion Technology or any Company is a party to, and the Business is not affected by, or, to the knowledge of the Sellers, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Business. None of the employees of Fusion, Fusion Technology or any Company is party to a union or collective bargaining agreement relating to such employee's employment with Fusion, Fusion Technology or any Company. Neither Fusion, with respect to the Business, Fusion Technology nor any Company is a party to, and the Business is not affected by or, to the knowledge of the Sellers, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the Business. None of Fusion, Fusion Technology, any Company or the Business is materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of the Business. Schedule 5.19 sets forth a description of any union organizing or election activities involving any non-union employees of the Business which have occurred since January, 1996 or, to the knowledge of Sellers, are threatened as of the date hereof.

                 5.20. CONTRACTS. None of Fusion, Fusion Technology or any Company is, with respect to the Business, a party to or bound by:

                 (a) any contract for the purchase, sale or lease of real property or any option to purchase or sell real property;

                 (b) any contract in excess of $25,000 which relates to the purchase, licensing or development of any computer software, hardware or data bases used or to be used by the Business;

                 (c) any purchase order, agreement or commitment obligating such company to purchase or sell any products or services and which
         (i) is not terminable by such Company without payment or penalty upon 90 days' (or less) notice, and (ii) relates to purchases or sales in an aggregate amount exceeding $25,000 or (iii) is presently expected to result in a loss upon completion or performance thereof in an amount in excess of $15,000;

                 (d) any indebtedness, obligation or liability for borrowed money, or liability for the deferred purchase price of property in excess of $25,000 (excluding normal trade payables), or any instrument guaranteeing any indebtedness, obligation or liability, or any obligation to incur any indebtedness, obligation or liability;

                 (e) any joint venture, partnership or other arrangement involving a sharing of profits;

                 (f) any guarantee of the obligations of customers, suppliers, officers, directors, employees or Affiliates or others;

                 (g) any consignment, distributor, dealer, manufacturer's representative, sales agency, advertising representative or advertising or public relations contract;

                 (h) any contract not made in the ordinary course of the Business, including, without limitation, any agreement limiting the Business's or a Company's ability to engage in any business anywhere in the world, any contract with an officer or other employee of a Company and any consulting agreement;

                 (i) any other contract, agreement, commitment, understanding or instrument which is material to the Business; or

                 (j) any agreement which provides for, or relates to, the incurrence by the Business of debt in excess of $250,000 for borrowed money (including, without limitation, any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing).

                 5.21. STATUS OF CONTRACTS. Each of the leases, contracts and other agreements listed in Schedules 5.11, 5.14, 5.15, 5.18 and 5.20 (collectively, the "Seller Agreements"), constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except for those Seller Agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof) may be transferred to Buyers pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent (other than the consent of the other party thereto), approval or act of, or the making of any filing with, any other party. The Company that is a party thereto has fulfilled and performed its obligations under each of the relevant Seller Agreements in all material respects, and neither Fusion nor any Company is in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Seller Agreements, and no other party to any of the Seller Agreements has breached or defaulted thereunder to the knowledge of Sellers, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would to the knowledge of Sellers, constitute such a default or breach by Seller or by any such other party. No Company is currently renegotiating any of the Seller Agreements or paying liquidated damages in lieu of performance thereunder. Complete copies of each of the Seller Agreements or standard forms thereof, including any Seller Agreement which differs in any material respect from the standard form thereof, have heretofore been delivered to Buyers by Sellers.

                 5.22. NO VIOLATION, LITIGATION OR REGULATORY ACTION. Subject to the last proviso of this Section 5.22, except with respect to matters that would not reasonably be expected to have a Material Adverse Effect:

                 (i) the Purchased Assets and their uses comply with all applicable Requirements of Laws and Court Orders;

                 (ii) each Company has complied with all Requirements of Laws and Court Orders which are applicable to such Company, the Purchased Assets or the Business;

                 (iii) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Sellers, threatened against or affecting the Business or any Company, and there are no lawsuits, suits or proceedings pending in which any Company is the plaintiff or claimant and which relate to the Purchased Assets or the Business;

                 (iv) there is no action, suit or proceeding pending or, to the knowledge of Sellers, threatened which questions the legality or propriety of the transactions contemplated by this Agreement;

                 (v) to the knowledge of Sellers, no legislative or regulatory proposal has been adopted or is pending which could adversely affect the Business; and

                 (vi) none of Fusion, Fusion Technology or any Company has taken any action that would require notification of the employees of any of the Companies pursuant to the provisions of the WARN Act or that would cause Fusion, any of the Companies or, after the Closing, Buyers, to have any liability thereunder;

provided, however, that for purposes of this Section 5.22 only, the term "Requirements of Laws" shall be deemed to exclude Environmental Laws.

                 5.23.  ENVIRONMENTAL MATTERS.

                 (i) to the knowledge of Sellers, the operations of the Business comply in all material respects with all applicable Environmental Laws;

                 (ii) Fusion and each Company have, in respect of the Business, obtained all Environmental Permits necessary for their operation, and all such Governmental Permits are in good standing, to the knowledge of Sellers, and Fusion and each Company are in material compliance with all terms and conditions of such permits;

                 (iii) none of Sellers, with respect to the Business, nor any of the present Business Property or operations, or, to the knowledge of Sellers, with respect to the past Business Property or operations, is subject to any ongoing investigation by, order from or claim by any Person (including without limitation any prior owner or operator of Business Property) respecting
(i) any Environmental Law, (ii) any Remedial Action or (iii) any claim of Losses and Expenses arising from the Release or threatened Release of a Contaminant into the environment;

                 (iv) Neither Fusion nor any Company is, with respect to the Business, subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

                 (v) Neither Fusion nor any Company has with respect to the Business:

                          (a) reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent;

                          (b) filed a notice pursuant to Section 103(c) of CERCLA; or

                          (c)  filed any notice under any applicable
                 Environmental Law reporting a substantial violation of any applicable Environmental Law;

                 (vi) there is not now with respect to the operations of the Business, nor to the knowledge of Sellers has there ever been, on or in any Business Property:

                          (a) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under

                 40 CFR Part 261 or any state equivalent, that requires or required a Governmental Permit pursuant to Section 3005 of RCRA; or

                        (b)  any underground storage tank or surface
                 impoundment or landfill or waste pile.

                 (vii) there is not now on or in any Business Property any polychlorinated biphenyls (PCB) used in the operations of the Business in pigments, hydraulic oils, electrical transformers or other equipment;

                 (viii) Neither Fusion nor any Company has received any notice or claim to the effect that it is or may be liable to any Person, nor are there any facts or conditions that would reasonably be expected to have a Material Adverse Effect, as a result of the Release or threatened Release of a Contaminant generated by the Business;

                 (ix) no Environmental Encumbrance has attached to any Business Property;

                 (x) to the actual knowledge of Sellers (as opposed to the "knowledge of Sellers" as defined), any asbestos-containing material which is on or part of any Business Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law; and

                 (xi) none of the products Fusion or any Company manufactures, distributes or sells in connection with the Business, now or in the past, contains asbestos or asbestos-containing material.

                 5.24. INSURANCE. The Business maintains, and has maintained for the three years prior to the date hereof, insurance on the Fusion Assets and the Business in such amounts and covering such risks as is reasonable for the Business and customary for similar businesses in the industries in which the Business operates. Schedule 5.24 sets forth a list (including the loss experience for the most recent two years with respect to each type of coverage prepared by Fusion's insurance company or companies for the U.S. Companies) of all policies of insurance maintained, owned or held by Fusion or any Company on the date hereof with respect to the Fusion Assets or the Business. The Companies shall keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date. Fusion and each Company have complied with each of its insurance policies and have not failed to give any notice or present any claim thereunder in a due and timely manner. There are no outstanding unpaid claims under any of such insurance policies or binders and neither Fusion nor any Company has received any notice of cancellation or non-renewal of any such policy or binder. All premiums due and payable under any such insurance policies or binders have been duly paid. Sellers have delivered to Buyers correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of any of the Fusion Assets.

                 5.25.  CUSTOMERS AND SUPPLIERS.  Set forth in Schedule 5.25 is
(i) a list of names and addresses of each customer of the Business that accounted for 3% or more of the revenues of the Business during the six-month period ended June 28, 1996; and (ii) copies of the forms of purchase order for inventory and other supplies and sales contracts for finished goods used by
Fusion or any Company in respect of the Business.   There exists no actual or,
to the knowledge of Sellers, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of Fusion or any Company with any customer or group of customers listed in Schedule 5.25, and, to the knowledge of Sellers, there exists no condition or state of facts or circumstances involving customers, suppliers or sales representatives which Sellers can now reasonably foresee would have a Material Adverse Effect or prevent the conduct of the Business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted.

                 5.26. BUDGETS. Schedule 5.26 sets forth (a) the 1996 Operating and Capital Expenditure Budget of the Business for the fiscal year ending December 31, 1996 prepared by Fusion in the ordinary course of business and (b) the total capital expenditures, if any, for the six-month period ended June 28, 1996.

                 5.27. WARRANTIES. Schedule 5.27 sets forth (i) a specimen copy of the form of written warranties covering products sold by the Business which have not yet expired and (ii) a summary of the warranty expense incurred by the Business during each of its last three fiscal years.

                 5.28. NO FINDER. No Seller, nor any Person acting on behalf of a Seller, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to the parties listed on Schedule 5.28, whose fees and expenses, to the extent payable, shall be paid by Sellers.

                 5.29. LIMITATION ON WARRANTIES. Except as otherwise expressly provided herein, Sellers make no express or implied warranty of any kind whatsoever, including, without limitation, any representation as to physical condition, value of any of the assets of Curing or Fusion Europe or the future profitability or future earnings performance of the Business. All implied warranties of merchantability and fitness for a particular purpose are expressly excluded.

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF BUYERS

                 As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, each Buyer hereby represents and warrants to Sellers and agrees as follows:

                 6.1. ORGANIZATION OF BUYERS. Each Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

                 6.2. AUTHORITY OF BUYERS. Each Buyer has full power and authority to execute, deliver and perform this Agreement and all of the relevant Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the relevant Buyer Ancillary Agreements by Buyers have been duly authorized and approved by each Buyer's board of directors and do not require any further authorization or consent of any Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by each Buyer and is the legal, valid and binding agreement of each Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by the relevant Buyers and upon execution and delivery by the relevant Buyers will be a legal, valid and binding obligation of such Buyers enforceable in accordance with its terms subject to the Bankruptcy Exception.

                 Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

                 (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the respective charter or By-laws of Buyers, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which any Buyer is a party or any of its properties is subject or by which any Buyer is bound, (3) any Court Order to which any Buyer is a party or by which it is bound or
         (4) any Requirements of Laws affecting Buyers; or

                 (ii) require the approval, consent, authorization or act of, or the making by Buyers of any declaration, filing or registration with, any Person, except as provided under the HSR Act.

                 6.3. NO FINDER. Neither Buyers nor any Person acting on their behalf have paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.


                                  ARTICLE VII

                        ACTION PRIOR TO THE CLOSING DATE

                 The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

                 7.1. INVESTIGATION OF THE BUSINESS BY BUYERS. Sellers shall afford and cause the Companies to afford to the officers, employees and authorized representatives of Buyers (including, without limitation, independent public accountants and attorneys) complete access (subject to the terms of the Confidentiality Agreement) during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation and such access and information that may be necessary in connection with an environmental audit) of the Business to the extent Buyers shall deem necessary or desirable and shall furnish to Buyers or their authorized representatives such additional information concerning the Purchased Assets and the Business as shall be reasonably requested, including all such information as shall be necessary to enable Buyers or their representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Sellers contained in this Agreement have been complied with and to determine whether the conditions set forth in Article IX have been satisfied. Buyers agree that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Fusion, the Companies or the Business.

                 7.2. PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall refrain and shall cause its subsidiaries to refrain from taking any action which could reasonably be expected to render any representation or warranty contained in Article V or VI of this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party (and, with respect to Sellers, against any Company) to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Sellers shall promptly notify Buyers of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against Fusion or any Company which would have been listed in
Schedule 5.22 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

                 7.3. CONSENTS OF THIRD PARTIES; GOVERNMENTAL APPROVALS. (a) Sellers will act diligently and reasonably to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyers, from any party to any Seller Agreement required to be obtained to assign or transfer any such Seller Agreements to Buyers; provided that neither Sellers nor Buyers shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that Sellers shall not make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consents or waivers except with the prior written consent of Buyers. During the period prior to the Closing Date, Buyers shall act diligently and reasonably to cooperate with Sellers to obtain the consents, approvals and waivers contemplated by this Section 7.3(a), and shall, without limitation furnish publicly-available financial and other information reasonably requested in order to facilitate obtaining such consent, approval or waiver.

                 (b) During the period prior to the Closing Date, Sellers and Buyers shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to assign or transfer any Governmental Permits to Buyers, to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 9.4; provided that Sellers shall not make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consents or approvals except with the prior written consent of Buyers.

                 7.4. OPERATIONS PRIOR TO THE CLOSING DATE. (a) Sellers shall, and shall cause the Companies, on and after the date hereof and until the Closing Date to operate and carry on the Business only in the ordinary course and substantially as presently operated. Consistent with the foregoing, Sellers shall keep and maintain the Fusion Assets in their current condition (at a minimum) and shall use their best efforts consistent with good business practice to maintain the business organization of the Business intact and to preserve the goodwill of the suppliers, employees, customers, distributors and others having business relations with the Business. In connection therewith, Sellers shall not (i) transfer or cause to be transferred from the Business any employee, (ii) offer alternative employment outside of the Companies after the Closing Date to any such employee or (iii) otherwise attempt to persuade any such person to terminate his or her relationship with the Business.

                 (b) Notwithstanding Section 7.4(a), except as expressly contemplated by this Agreement or except with the express written approval of Buyers, Sellers shall not and shall cause the Companies not to:

                 (i) make any capital expenditure with respect to the Business or enter into any contract or commitment therefor, other than capital expenditures or commitments for capital expenditures referred to in the applicable budget contained in Schedule 5.26;

                 (ii) except as contemplated by Schedule 5.26, enter into any contract, agreement, undertaking or commitment which would have been required to be set forth in Schedule 5.20 if in effect on the date hereof or enter into any contract which cannot be assigned to Buyer or a permitted assignee of Buyer under Section 13.5;

                 (iii) enter into any contract for the purchase of real property to be used by the Business or for the sale of any real property or exercise any option to purchase real property listed or any option to extend a lease;

                 (iv)  take or authorize any of the actions set forth in
         Section 5.5(b) (except to the extent referred in Section 5.5(b));

                 (v) issue or sell any shares of capital stock of such Company of any class, or issue or sell any securities convertible into or options with respect to, or warrants to purchase or rights to subscribe to, any shares of capital stock of such Company of any class, or make any commitment to issue or sell any such shares or securities; or

                 (vi) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, without limitation, positions, elections or methods which would have the effect of deferring income to periods for which Buyers are liable pursuant to
         Section 8.3(a)(ii) or accelerating deductions to periods for which Sellers are liable pursuant to Section 8.3(a)(i)).

                 7.5. NOTIFICATION BY SELLERS OF CERTAIN MATTERS. During the period prior to the Closing Date, Sellers will promptly advise Buyers in writing of (i) any material adverse change in the condition of any Fusion Asset that is material to the Business, or the Business as a whole, of which Sellers have knowledge, (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iii) any material default under any Seller Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Sellers have knowledge.

                 7.6. ANTITRUST LAW COMPLIANCE. As promptly as practicable after the date hereof, Buyers and Sellers shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each party warrants that all such filings by it will be, as of the date filed, true and accurate and in accordance with the requirements of the HSR Act and any such rules and regulations. Each of Buyers and Sellers agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property (including, in the case of Sellers, the Business) as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations.

                 7.7. PRORATIONS. All real estate and personal property taxes and all rents, additional rents and other charges under any leases and any utilities and other charges relating to, or payable by the owner of, any of the Purchased Assets relating to a time period beginning prior to, and ending after, the Closing Date shall be prorated on a daily basis (subject to the following sentence, based on the most recent available tax statement, latest tax valuation and latest bills) as of the Closing Date. If the Closing Date occurs before the tax amount is fixed for the then current fiscal or calendar year, whichever is applicable, the proration of the corresponding taxes shall be on the basis of 100% of the tax amount for the last preceding year. The estimated accrued liability (to the Closing Date) of the Business for any of the above-described taxes and charges that are due and payable after the Closing shall be a credit against the amount payable at the Closing Date by Buyers, except to the extent of any adjustments being made pursuant to Section 3.3.

                 7.8. CONSENTS. Sellers shall use their best efforts (which shall not be deemed to require Sellers to make any additional payments) to obtain, by instruments in form and substance reasonably satisfactory to Buyers, all consents and approvals required to be obtained by Seller(s) in respect of the Seller Agreements. If any such consent is not obtained, or if an attempted assignment thereof would be ineffective, Sellers and Buyers will cooperate in a mutually agreeable arrangement under which Buyers would obtain the benefits of such agreement and assume the obligations thereunder in accordance with this

Agreement. If any consent is not obtained prior to the Closing Date, Sellers shall, to the extent reasonably possible, keep the agreement in effect and shall give Buyers the benefit of the agreement following the Closing Date to the same extent as if Sellers had not been prevented from assigning such agreement to Buyers, including enforcement for the benefit of Buyers of any and all rights of Sellers against any third party arising out of breach or cancellation by such third party, and Buyers shall perform the obligations and assume the liabilities under the agreement relating to the benefit obtained by Buyers. Nothing in this Agreement shall be construed as an attempt to assign any agreement or other instrument that is by its terms not assignable without the consent of the other party and such consent is not obtained.


                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

                 8.1. COVENANT NOT TO COMPETE OR SOLICIT BUSINESS. (a) In furtherance of the sale of the Purchased Assets and the Business to Buyers hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Purchased Assets and the Business so sold, each Seller and Semiconductor covenants and agrees that, with respect to clauses (i) and (iii) of this Section 8.1(a), for a period ending on the tenth anniversary of the Closing Date, and with respect to clause
(ii) of this Section 8.1(a), for a period ending on the first anniversary of the relevant employee's effective date of termination of employment with the Buyer Arena Business (as hereinafter defined) with respect to Exempt Employees and for a period ending on the six-month anniversary of the relevant employee's effective date of termination of employment with the Buyer Arena Business with respect to Non-Exempt Employees, none of Sellers or any of their Affiliates nor Semiconductor will:

                 (i) directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the Buyer Arena (any such business as conducted by Buyers or their Affiliates anywhere in the world being herein referred to as the "Buyer Arena Business") (it being understood by the parties hereto that the Buyer Arena Business is not limited to any particular region of the world and that the Buyer Arena Business may be engaged in effectively from any location in the world);

                 (ii) without the prior written consent of the President of Sub, and except as otherwise provided in the

         Transition Services Agreement, solicit the employment of or hire or otherwise engage the services, as employee, consultant or other similar capacity, of any employee of the Buyer Arena Business; or

                 (iii) induce or attempt to persuade any employee, agent, vendor or customer of the Buyer Arena Business to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Buyer Arena.

and (b) each Buyer covenants and agrees that, with respect to clauses (w) and
(y) of this Section 8.1(b), for a period ending on the tenth anniversary of the Closing Date, with respect to clause (z) of this Section 8.1(b), for a period ending on the third anniversary of the Closing Date, and with respect to clause
(x) of this Section 8.1(b), for a period ending on the first anniversary of the relevant employee's effective date of termination of employment with the Seller Arena Business (as hereinafter defined) with respect to Exempt Employees and for a period ending on the six-month anniversary of the relevant employee's effective date of termination of employment with the Seller Arena Business with respect to Non-Exempt Employees, none of Buyers nor any of their Affiliates:

                 (w) directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the Seller Arena (any such business as conducted by Sellers or their Affiliates anywhere in the world being herein referred to as the "Seller Arena Business") (it being understood by the parties hereto that such Seller Arena Business is not limited to any particular region of the world and that the Seller Arena Business may be engaged in effectively from any location in the world);

                 (x) without the prior written consent of the President of Fusion, solicit the employment of or hire or otherwise engage the services, as employee, consultant or other similar capacity, of any employee of the Seller Arena Business;

                 (y) induce or attempt to persuade any employee, agent, vendor or customer of the Seller Arena Business to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the Seller Arena; or

                 (z) without the prior written consent of the President of Fusion, hire or otherwise engage the services, as employee, consultant or other similar capacity, of any Affected Employee that is not a Transferred Employee.

provided, however, that nothing set forth in this Section 8.1 shall prevent a Seller or its Affiliates or a Buyer or its Affiliates from owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on The Nasdaq Stock Market. Each Seller covenants and agrees that neither it nor any of its Affiliates will divulge or make use of any trade secrets or other confidential information used primarily in the Buyer Arena Business other than to disclose such secrets and information to Buyers or their Affiliates or otherwise as permitted in the Cross-License Agreements. Each Buyer covenants and agrees that neither it nor any of its Affiliates will divulge or make use of any trade secrets or other confidential information used in the Seller Arena Business other than to disclose such secrets and information to Sellers or their Affiliates or otherwise as permitted in the Cross-License Agreements. In the event a party or any Affiliate of a party violates any of its obligations under this Section 8.1, the other party may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Each party acknowledges that a violation of this Section 8.1 may cause the other party irreparable harm which may not be adequately compensated for by money damages. Each party therefore agrees that in the event of any actual or threatened violation of this Section 8.1, the other party may be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against such party or such Affiliate of such party to prevent any violations of this Section 8.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 8.1 shall also be entitled to receive reasonable attorneys' fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.1, any term, restriction, covenant or promise in this Section
8.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency;

provided, further that nothing in this Section 8.1 shall alter the extent of the limitations on uses of technology or other intellectual property rights as provided in any Buyer Ancillary Agreements or Seller Ancillary Agreements.

                 8.2. ACQUISITION PROPOSALS. Neither Sellers nor any of their respective subsidiaries nor any of the respective officers and directors of the Sellers or their respective subsidiaries shall, and Sellers will use their best efforts to cause their employees, agents, and representatives (including, without limitation, any investment banker, attorney or accountant retained by such Seller or any of its subsidiaries) and the employees, agents and representatives of Sellers' respective subsidiaries not to, initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving any of the Sellers or any of their respective subsidiaries, or any purchase of all or any significant portion of the assets of any Company, or any equity interest in any Company, other than the transactions contemplated hereby (an "Acquisition Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, that the term "Acquisition Proposal" shall not include the issuance or sale of securities in connection with: (i) the conversion rights of Fusion's outstanding convertible securities, (ii) Fusion's existing employee benefit and stock option plans in respect of currently outstanding options and (iii) the Rights Agreement dated as of September 8, 1994, and amended as of April 19, 1995, between Fusion and The First National Bank of Boston, as Rights Agent. Sellers will promptly notify Buyers of any Acquisition Proposal, including the material terms and conditions thereof and the identity of the person or group making such proposal or offer. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this section by any executive officer of a Seller or any of its subsidiaries or any investment banker or other adviser or representative of a Seller or its subsidiaries, whether or not such person is purporting to act on behalf of such entity or otherwise, shall be deemed to be a breach of this paragraph by such Seller.

                 8.3.  TAXES.  (a) Liability for Taxes.     (i) Sellers shall
be liable for, and indemnify Buyers against, all (A) Taxes imposed on any Company Group or member thereof (other than Fusion Japan, Fusion Germany and Aetek) for any taxable year that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including, without limitation, Taxes imposed on Fusion Japan, Fusion Germany or Aetek pursuant to Treas. Reg. Section 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of any Company Group), (B) Taxes imposed on Fusion Japan, Fusion Germany or Aetek or for which these Companies may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date

(including without limitation, any obligation to contribute to the payment of Tax determined on a consolidated, combined or unitary basis with respect to any Company Group and any Taxes resulting from Fusion Japan, Fusion Germany or Aetek ceasing to be a member of any Company Group), (C) Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case, attributable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, and
(D) any Section 338 Taxes.

                 (ii)  Buyers shall be liable for, and indemnify Seller against,
(A) Taxes imposed on Fusion Japan, Fusion Germany or Aetek for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) all Taxes (whether assessed or unassessed) applicable to the Business, the Purchased Assets and the Assumed Liabilities, in each case, attributable to any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

                 (iii) For purposes of paragraphs (a)(i) and (a)(ii), whenever it is necessary to determine the liability for Taxes for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books" basis; provided however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis and that Sellers shall in all events be liable for any Section 338 Taxes.

                 (iv) If Sellers become entitled to a refund or credit of Taxes for which they are liable under paragraph (a)(i) to indemnify Buyers, and such Taxes are attributable to the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and are attributable to Aetek, Fusion Japan or Fusion Germany, Sellers shall promptly pay to the Buyers the amount of such refund or credit together with any interest thereon. In the event that any refund or credit of Taxes for which a payment has been made to Buyers is subsequently reduced or disallowed, Buyers shall indemnify and hold harmless Sellers for any Tax assessed against Sellers by reason of the reduction or disallowance.

                 (b) Transfer Taxes. Notwithstanding anything herein to the contrary, Buyers will pay, and will indemnify Sellers against any sales Tax, VAT, use Tax, real property transfer or gains Tax, documentary stamp Tax, stock transfer Tax or similar Tax imposed on the transactions contemplated by this Agreement. Sellers agree to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

                 (c) Reimbursement of Taxes. Sellers or Buyers, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 8.3. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

                 (d) Tax Returns. Sellers shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Aetek, Fusion Japan and Fusion Germany for taxable years or periods ending on or before the Closing Date and Sellers shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns, and Buyers shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to Aetek, Fusion Japan and Fusion Germany for taxable years or periods ending after the Closing Date and Buyers shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns. A Tax Return filed by Buyers which includes a Straddle Period shall be submitted to Sellers for review within at least 30 days prior to its due date and Sellers shall submit comments to Buyers within 15 days of such due date, which comments shall be accepted by Buyers if reasonable. Sellers or Buyers shall reimburse the other party for the Taxes for which Sellers or Buyers are liable pursuant to Section 8.3(a) but which are payable with any Tax Return to be filed by the other party pursuant to the previous sentence upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Sellers or Buyers, as the case may be, but in no event earlier than 10 days prior to the due date for the filing of such Tax Return. All Tax Returns which Sellers are required to file or cause to be filed in accordance with this paragraph (d) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, elections made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including, but not limited to, positions which would have the effect of deferring income to periods for which Buyers are liable or accelerating deductions to periods for which Sellers are liable).

                 (e) Contest Provisions. Buyers shall notify Sellers in writing upon receipt by Buyers, any of its Affiliates, or, after the Closing Date, Aetek, Fusion Japan or Fusion Germany, of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax liabilities of any Company for which Sellers would be required to indemnify Buyers pursuant to Section 8.3(a), provided that failure to comply with this provision shall not affect Buyers' right to indemnification hereunder except to the extent such failure materially impairs Sellers' ability to contest any such Tax liabilities.

                 Sellers shall have the sole right to represent Aetek's, Fusion Japan's and Fusion Germany's interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense, provided, however, that Buyers and their representatives shall be permitted, at Buyers' expense, to be present at, and participate in, any such audit or proceeding. Notwithstanding the foregoing, neither Sellers nor any Affiliate of Sellers shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of the Buyers, Aetek, Fusion Japan, Fusion Germany or any Affiliate thereof for any period after the Closing Date to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of Buyers, which consent may be withheld in the sole discretion of Buyers unless Sellers have indemnified the Buyers in a manner acceptable to Buyers against the effects of any such settlement.

                 (f) Assistance and Cooperation. After the Closing Date, each of the Sellers and Buyers shall (and cause their respective Affiliates to):

                 (i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.3(b) (relating to sales, transfer and similar Taxes);

                 (ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.3(d);

                 (iii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Companies;

                 (iv) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Companies;

                 (v) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Companies for taxable periods for which the other may have a liability under this
         Section 8.3; and

                 (vi) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

                 (g) Election Under Section 338(h)(10). (i) At FII's election, Curing and FII shall make a joint election for Aetek under Section 338(h)(10) of the Code and under any applicable similar provisions of state or foreign law with respect to the purchase of the Shares of Aetek (collectively, the "Section 338(h)(10) Elections"). Curing represents that an election under
Section 338(h)(10) of the Code is available for Aetek. Curing and FII shall within 90 days after the Closing Date exchange completed and executed copies of Internal Revenue Service Form 8023-A, required schedules thereto, and any similar state and foreign forms. If any changes are required in these forms as a result of information which is first available after these forms are prepared, the parties will promptly agree on such changes.

                 (ii) In the event FII elects to make such election, within 90 days following the Closing Date, FII shall deliver to Curing a schedule (the "Section 338 Allocation Schedule") allocating the Modified Adjusted Deemed Sales Price, as defined in Treas. Reg. Section 1.338(h)(10)-1(f), for Aetek among the assets of Aetek. The Section 338 Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338(h)(10) of the Code and the regulations thereunder. Curing agrees that promptly upon receiving said Section 338 Allocation Schedule it shall review the same and either sign the Section 338 Allocation Schedule and return an executed copy thereof to FII or propose reasonable changes thereto. FII and Curing each agrees to file all federal, state, local and foreign Tax Returns in accordance with the Section 338 Allocation Schedule and not to take, or cause to be taken, any action that would be inconsistent with or prejudice any Section 338(h)(10) Elections.

                 (h) Any payments made pursuant to this Section 8.3 shall be treated by Buyers and Sellers as an adjustment to the Purchase Price and, to the extent any payment cannot be so treated, shall be made on an After-Tax Basis.

                 (i) Fusion Europe and UK Sub shall use reasonable efforts to ensure that the sale of the Curing Business is deemed to be a transfer of a business as a going concern for the purposes of the VATA, s 49 and schedule 4 paragraph 8(1)(a).


                 8.4. EMPLOYEES AND EMPLOYEE BENEFIT PLANS. (a) Offers of Employment. Sub and UK Sub shall offer employment (at the base compensation and wage levels as Sub and UK Sub shall determine, but in any event, at an initial level not less than such employee's base compensation and wage levels in effect on the date hereof) to (i) each of the employees of the Curing Business who are actively at work as of the Closing Date and who are identified on Schedule 8.4 and (ii) the other individuals identified on Schedule 8.4 who provide certain services to the Curing Business as of the Closing Date (collectively, the "Affected Employees"); provided, however, Buyers shall not be required to offer employment to any person who has not signed an Agreement Regarding Confidentiality. Those Affected Employees who accept such offer of employment and those employees referred to in the last sentence of this paragraph who accept offers of employment are referred to herein as "Transferred Employees." Buyers further agree that they will use reasonable efforts to obtain signatures from Affected Employees to an Agreement Regarding Confidentiality. Notwithstanding anything herein to the contrary, nothing in this Agreement shall create any obligation on the part of Sub and UK Sub to continue the employment of any employee or other individual for any definite period following the Closing. Sub and UK Sub shall offer employment (at the base compensation and wage levels as Sub and UK Sub shall determine, but in any event, at an initial level not less than such employee's base compensation and wage levels in effect on the date hereof) to any individual who was an employee of Curing or Fusion Europe in respect of the Curing Business and who is receiving sick-leave or short-term disability benefits under Curing's or Fusion Europe's sick-leave or short-term disability program or who is on an approved leave of absence as of the Closing and who is entitled to reinstatement under applicable federal or state laws subject to the following conditions (except to the extent that such conditions are not applicable to the reason for such person's absence): (i) such individual is released by his or her physician to return to active employment; and (ii) such individual actually returns to active employment immediately upon such release; provided, however, that no individual shall be offered employment under this provision after six months following the Closing or any applicable period as required by law, if longer; provided, however, Buyers shall not be required to offer employment to any person who has not signed an Agreement Regarding Confidentiality.

                 Buyers agree that during the nine-month period immediately following the Closing, Buyers shall not terminate any Transferred Employees other than Terminations for Cause. Where feasible and not inconsistent with Employer's business interests and judgement about Employee's ability to sufficiently improve performance, Employer shall give Employee notice, written or otherwise, that Employee's performance is not satisfactory and shall allow Employee an opportunity to improve, prior to terminating such employee for cause.

                 (b) Benefits. Buyers initially shall provide the Transferred Employees medical, life and disability insurance and vacation benefits, in each case reasonably comparable to that provided to such Transferred Employees by or through Sellers as of the date hereof. Buyers will credit Transferred Employees with their previous service with Sellers for the purpose of calculating their vacation allotment under Buyers' vacation policy. In addition, effective as of the Closing Date, Buyers shall establish or maintain a defined contribution plan with a qualified cash or deferred arrangement ("Buyers Plan") for the benefit of the Transferred Employees and the employees of Aetek who immediately prior to the Closing Date were participants in the Fusion Systems Profit Sharing Plan. The calculation of the profit sharing element of the Buyers Plan shall be reasonably comparable to the Fusion Systems Profit Sharing Plan. Buyers shall continue to provide such insurance and Buyers Plan and provide such other plans, programs, agreements or arrangements on behalf of the Transferred Employees as the Buyers determine in their sole discretion. In the event Buyers pay severance to a departing employee, (i) one factor, among others, that Buyers agree to consider in determining eligibility for severance benefits will be whether there was a Termination For Cause, and (ii) one factor, among others, that Buyers agree to consider in determining severance amounts will be years of service rendered by Transferred Employees to Sellers. Notwithstanding anything herein to the contrary, (1) nothing in this Agreement shall affect Buyers' rights to terminate any employment relationship for cause or without cause; (2) nothing in this Agreement shall preclude Buyers from altering, amending, or terminating any of its employee benefit plans or policies, or the participation of any of its employees in such plans, at any time; and (3) Curing and Fusion Europe shall retain all obligation and liability for all benefits (including, but not limited to, severance benefits and continuation coverage under Part 6 of Title I of ERISA) under ERISA Benefit Plans and Non-ERISA Commitments with respect to the Transferred Employees and their beneficiaries.

                 (c) Welfare Benefits. With respect to each Affected Employee, Sellers and Fusion Europe shall retain the obligation and liability for claims by any such individual (or his or her covered dependent or beneficiary) under the ERISA Benefit Plans and the Non-ERISA Commitments, whether incurred prior to, on or after the Closing Date. Buyers shall recognize the service credited to Transferred Employees on or prior to the Closing Date to the extent recognized under ERISA Benefit Plans as if such service had been rendered to a Buyer or one of its Affiliates in connection with any welfare benefit plan (within the meaning of Section 3(1) of ERISA) for purposes of any waiting period and eligibility purposes only. Nothing contained in this Agreement shall require Buyers to provide for the waiver under its employee welfare benefit plans covering Transferred Employees on and after the Closing Date of any conditions to coverage with respect to pre-existing medical conditions. Buyers shall credit Transferred Employees with any amounts paid prior to the Closing Date under the ERISA Benefit Plans which are health plans toward satisfaction of the applicable deductible amounts and copayment minimums under the corresponding welfare benefit plans of Buyers, but only to the extent such payment would have been taken into account under the ERISA Benefit Plans.

                 (d) Workers' Compensation. With respect to each Affected Employee, Sellers shall retain the obligation and liability for any workers' compensation or similar workers' protection claims with respect to any such individual, whether incurred prior to, on or after the Closing Date which are the result of an injury or illness originating prior to the Closing Date.

                 (e) Third-Party Rights. No provision of this Section 8.4 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of a Seller or a Company, any of their respective Affiliates, Buyer or any Affiliates of the Buyer in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this
Section 8.4 shall create such third-party beneficiary rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement, including the currently existing Benefit Plans and Non-ERISA Commitments.

                 8.5. CHANGE IN CORPORATE NAME. Curing agrees promptly after the Closing Date to change its corporate name to a name that does not include the term "Fusion UV Curing Systems," "Fusion UV Systems," or variations thereof which include or incorporate the term "UV," "Curing," or "UV Curing." Buyers agree promptly after the Closing Date to cause each of Fusion Japan, KK and Fusion VuS GmbH to change their respective corporate names to a name permitted under Section 2.1(m) and the Trade Name and Logo Consent or otherwise.

                 8.6. TRANSFER OF CERTAIN ASSETS AND LIABILITIES. Notwithstanding anything in this Agreement to the contrary, prior to the Closing Date Fusion shall transfer and dispose of, or cause to be transferred and disposed of, any right, title or interest held by any Company in or to any of the assets listed on Schedule 8.6 (the "Transfer Assets") and all the liabilities and obligations of any Company under or with respect to any of the obligations or liabilities listed on Schedule 8.6 (the "Transfer Liabilities").

                 8.7. TRANSFER OF CERTAIN EMPLOYEES. Notwithstanding anything in this Agreement to the contrary, prior to the Closing, Fusion shall terminate or transfer, or cause to be terminated or transferred, the employees listed on
Schedule 8.7 hereto (the "Transfer Employees") and the obligations and liabilities relating to such Transfer Employees (the "Employee Liabilities") so that as of the Closing such Transfer Employees are not employees of any Company and such Transfer Liabilities are not liabilities of any Company.

                 8.8. PRODUCT LIABILITY INSURANCE. Sellers agree to maintain and keep in force, from the date hereof through the second anniversary of the date hereof, Sellers' current $1,000,000 (per occurrence) general liability insurance policy (the "Product Liability Policy"), covering claims for injury to person or property, regardless of when made or asserted, relating to products distributed or sold by Curing or Fusion Europe on or prior to the Closing Date. Sellers shall add and maintain Sub as an additional named insured under such Product Liability Policy which shall be reflected on an endorsement thereof (the "Product Liability Endorsement").

                 8.9. REIMBURSEMENT FOR SEVERANCE LIABILITIES. Notwithstanding anything herein to the contrary, Buyers agree to reimburse Sellers for severance liabilities of Sellers or the Business to any person employed by the Business immediately prior to Closing that arise from the purchase transactions contemplated by this Agreement (the "Severance Liabilities") as follows:

                 (a) in the event Sellers incur, are obligated to pay and do pay between $1.00 and $250,000 in Severance Liabilities, Buyers shall reimburse Sellers for 50% of the portion of such Severance Liabilities incurred and actually paid by Sellers;

                 (b) in the event Sellers incur, are obligated to pay and do pay between $250,001 and $500,000 in Severance Liabilities Buyers shall reimburse Sellers (i) $125,000 of the first $250,000 of such Severance Liabilities incurred and actually paid by Sellers and (ii) none of the next $250,000 (or portion thereof) of such Severance Liabilities; and

                 (c) in the event Sellers incur, are obligated to pay and do pay in excess of $500,000 in Severance Liabilities, Buyers shall reimburse Sellers (i) $125,000 of the first $250,000 of such Severance Liabilities incurred and actually paid by Sellers (ii) none of the next $250,000 of such Severance Liabilities incurred and actually paid by Sellers and (iii) all of the next $250,000 (or portion thereof) of Severance Liabilities incurred and actually paid by Sellers;

provided that, any reimbursement obligations of Buyers under this Section 8.9 shall be offset by the amount of Losses and Expenses incurred by Buyers relating to Severance Liabilities for which Sellers are obligated to indemnify any Buyer Group Member(s) hereunder, to the extent Sellers have not so indemnified such Buyer Group Member(s); and

provided further that, Sellers agree to defend any claim relating to Severance Liabilities for which Buyers are obligated to reimburse Sellers hereunder to the same extent they would if the obligations were solely those of Sellers.

                 Buyers shall not be obligated to reimburse Sellers for any Severance Liabilities other than as provided in this Section 8.9.

                 8.10 SARTOMER CONSENT. Buyer(s) agree to attempt in good faith to obtain from Sartomer Company a consent to the license of the proprietary know-how, technical data, and information developed by the Business pertaining to photoinitiator-free polymerization processes and compounds by Buyer(s) (i) to Fusion for use in the Fusion Field of Use and (ii) to Lighting for use in the Lighting Field of Use (each as defined in the Cross-License Agreements).

                 8.11 UK TRANSFER. (a) Fusion Europe and UK Sub acknowledge and agree that the sale, transfer and assignment of the Business as conducted by Fusion Europe comprises a relevant transfer within the meaning of the Regulations and that the contracts of employment of the employees of Fusion Europe immediately prior to the Closing (the "Fusion Europe Employees") and Fusion Europe's rights, powers, duties and liabilities under or in connection with such contracts will be transferred to UK Sub pursuant to the Regulations with effect from the Closing Date on substantially the same terms and conditions (excluding pensions but including previous periods of continuous employment) as those on which they were previously employed by Fusion Europe.

                 (b) Fusion Europe agrees that it will comply with the provisions of regulation 10 of the Regulations prior to the Closing Date. UK Sub agrees that it will comply with the provisions of regulation 10(3) of the Regulations prior to the Closing Date.

                 (c) All salaries and other emoluments, including holiday pay, tax and national insurance payments and contributions to retirement benefit schemes, relating to the Fusion Europe Employees shall be borne by Fusion Europe up to the Closing Date and all necessary apportionments shall be made.

                 (d) All amounts payable to or in relation to any of the Fusion Europe Employees (including but not limited to wages and salaries, insurances, pension contributions, taxes and national insurance contributions) in respect of any period prior to the Closing Date shall be borne by Fusion Europe and on and after the Closing Date shall be borne by UK Sub.

                 (e) If for any reason the contracts of employment of the Fusion Europe Employees are not transferred to and/or otherwise assumed by UK Sub with effect from the Closing Date, by virtue of the Regulations, UK Sub shall take such action as may be necessary to ensure that all Fusion Europe Employees are employed by it forthwith on terms that are reasonably comparable to (excluding pensions) those on which the Fusion Europe Employees are currently employed by Fusion Europe and the Fusion Europe Employees should be treated as though their employment with UK Sub was deemed to be continuous employment.

                                   ARTICLE IX

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYERS

                 The obligations of Buyers under this Agreement shall, at the option of Buyers, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                 9.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by any Seller in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of Sellers contained or referred to herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyers or any transaction permitted by Section 7.4; and there shall have been delivered to Buyers a certificate to such effect, dated the Closing Date, signed on behalf of each Seller by the President or other equivalent authority of such Seller.

                 9.2. NO CHANGES OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, there shall have been no material damage to the Fusion Assets by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to Buyers a certificate to such effect, dated the Closing Date and signed on behalf of each Seller by the President or any Vice President or other equivalent authority of such Seller.

                 9.3. NO RESTRAINT OR LITIGATION. The waiting period under the HSR Act shall have expired or been terminated, and no injunction shall be issued prohibiting or otherwise challenging the legality or validity of the transactions contemplated hereby.

                 9.4. NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all consents, waivers, approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, all of which are known to Sellers or Buyers to be required.

                 9.5. TRANSFER OF CERTAIN ASSETS AND CERTAIN LIABILITIES. Fusion shall have performed and complied with the covenants and agreements contained in Section 8.6 with respect to the Transfer Assets and Transfer Liabilities.

                 9.6. TRANSFER OF CERTAIN EMPLOYEES. Fusion shall have performed and complied with the covenant and agreements contained in Section 8.7.

                 9.7. EMPLOYMENT AGREEMENTS. Each of the Executives shall have duly executed and delivered prior to the Closing Date their respective Employment Agreements.

                 9.8. ASSIGNMENT OF PATENTS. The Assignment of Patents shall have been duly executed and delivered by the parties thereto.

                 9.9. TRANSITION SERVICES AGREEMENT. The Transition Services Agreement shall have been duly executed and delivered by all of the parties thereto.

                 9.10. THE LIGHTING AGREEMENT. The Lighting Agreement shall have been duly executed and delivered by all of the parties thereto.

                 9.11. THE BULB SHOP SUBLEASE AGREEMENT. The Bulb Shop Sublease Agreement shall have been duly executed and delivered by all of the parties thereto.

                 9.12. THE CROSS-LICENSE AGREEMENTS. Each of the Cross-License Agreements shall have been duly executed and delivered by all of the respective parties thereto.

                 9.13. TRADEMARK ASSIGNMENT. The Trademark Assignment shall have been duly executed and delivered by the parties thereto.

                 9.14. TRADE NAME AND LOGO CONSENT. The Trade Name and Logo Consent shall have been duly executed and delivered by all of the parties thereto.

                 9.15. PRODUCT LIABILITY ENDORSEMENT. The Product Liability Endorsement (as defined in Section 8.8) shall have been delivered by Sellers.

                 9.16. TRANSFER OF FUSION JAPAN SHARES. Sellers shall have taken all actions that are necessary to allow the Fusion Japan Shares to be transferred to Overseas as provided hereunder, including without limitation the issuance of share certificates and the preparation of a shareholder ledger.

                 9.17. PERFORMANCE OF COVENANTS. Fusion and each Company shall have performed and complied with all the covenants and agreements contained in this Agreement pertaining to Fusion or such Company and satisfied all of the conditions required by this Agreement to be satisfied by it or them prior to the Closing Date.


                                   ARTICLE X

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

                 The obligations of Sellers under this Agreement shall, at the option of Sellers, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                 10.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by any Buyer in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of Buyers contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Sellers or any transaction contemplated by this Agreement; and there shall have been delivered to Sellers a certificate to such effect, dated the Closing Date and signed on behalf of Buyers by the President or any Vice President or other equivalent authority of Buyers.

                 10.2. NO RESTRAINT OR LITIGATION. The waiting period under the HSR Act shall have expired or been terminated, and no injuntion shall be issued prohibiting or otherwise challenging the legality or validity of the transactions contemplated hereby.

                 10.3. NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, all of which are known to Sellers or Buyers to be required.

                                   ARTICLE XI

                                INDEMNIFICATION

                 11.1. INDEMNIFICATION BY SELLERS. (a) Fusion and each Seller jointly and severally agree to indemnify and hold harmless each Buyer Group Member from and against any and all Loss and Expense incurred by such Buyer Group Member in connection with or arising from:

                 (i) any breach by a Seller of any of its covenants in this Agreement or in any Seller Ancillary Agreement;

                 (ii) any failure of a Seller to perform any of its obligations in this Agreement or in any Seller Ancillary Agreement;

                 (iii) any breach of any warranty or the inaccuracy of any representation of a Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of a Seller pursuant hereto;

                 (iv) the failure of Sellers to assume full responsibility for any Excluded Liability;

                 (v) any obligation or liability of a Company to any employee of the Business which arises as a result of the transactions contemplated by this Agreement; or

                 (vi) any breach by a Company of any provision contained in any Seller Agreement relating to the confidentiality and/or non-disclosure by a Company of information, documents and/or records;

provided, however, that Fusion and Sellers shall not be required to indemnify and hold harmless under clauses (i), (ii) and (iii) of this sentence with respect to Loss and Expense incurred by Buyer Group Members (other than Loss and Expense incurred as a result of inaccuracies of the representations and warranties contained in the first paragraph of Section 5.1, the first paragraph of Section 5.3, and Sections 5.7, 5.17 and 5.28, and other than Loss and Expense incurred as a result of a breach by a Seller of its covenants and obligations set forth in Sections 3.4 and 8.3, as to which this proviso shall have no effect) unless (i) the aggregate amount of any one such Loss and Expense is $15,000 or more and (ii) the cumulative aggregate amount of such Loss and Expense exceeds $250,000, provided further that the aggregate amount required to be paid by Sellers pursuant to this Section 11.1 shall not exceed $9,000,000 with respect to claims made on or prior to March 31, 1997 and shall be reduced to $3,000,000 with respect to claims made thereafter (inclusive of claims made during the period from Closing through March 31, 1997).

                 (b) The indemnification provided for in this Section 11.1 shall terminate on December 31, 1997 (and no claims shall be made by any Buyer Group Member under this Section 11.1 thereafter), except that the indemnification by Seller shall continue as to:

                 (i) the obligations and representations of Curing and Fusion Europe under the Instrument of Assignment, as to which no time limitation shall apply;

                 (ii)  the representations and warranties set forth in Sections
         5.7 and 5.18, the covenants set forth in Sections 3.4, 8.3, 8.4, and 8.7, and the failure of Sellers to assume full responsibility for the Excluded Liabilities identified in Section 2.4(h), (i) and (k), which shall survive until 60 days after the expiration of the applicable statute of limitations;

                 (iii) the representations and warranties set forth in the first paragraph of Section 5.1, the first paragraph of Section 5.3, and Section 5.17 as to which no time limitation shall apply;

                 (iv)  the representations and warranties set forth in Section
         5.23 and the covenants of Sellers set forth in Sections 13.2, 13.6 and 13.13, which shall terminate on the sixth anniversary of the Closing Date;

                 (v) the covenant set forth in Section 8.1, as to which the indemnification provided for in this Section 11.1 shall terminate 60 days after the expiration of the noncompetition period provided for therein;

                 (vi)  the representations and warranties contained in
         Section 5.15(e)(i) and (iii) and Section 5.15(f) to which the indemnification provided for in this Section 11.1 shall terminate on March 31, 1997; and

                 (vii) any Loss or Expense of which any Buyer Group Member has notified Sellers in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Sellers shall continue until the liability of Sellers shall have been determined pursuant to this Article XI, and Sellers shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article XI.

                 11.2. INDEMNIFICATION BY BUYERS. (a) Buyers agree to jointly and severally indemnify and hold harmless each Seller Group Member from and against any and all Loss and Expense incurred by such Seller Group Member in connection with or arising from:

                 (i) any breach by a Buyer of any of its covenants or agreements in this Agreement or in any Buyer Ancillary Agreement;

                 (ii) any failure by a Buyer to perform any of its obligations in this Agreement or in any Buyer Ancillary Agreement;

                 (iii) any breach of any warranty or the inaccuracy or alleged inaccuracy of any representation of Buyers contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyers pursuant hereto;

                 (iv) the failure of Buyers to assume full responsibility for the Assumed Liabilities;

provided, however, that Buyers shall not be required to indemnify and hold harmless under this Section 11.2 with respect to Loss and Expense incurred by Seller Group Members (other than Loss and Expense incurred as a result of a Buyer's failure to pay, perform or discharge any of the Assumed Liabilities and other than Loss and Expense incurred as a result of inaccuracies of the representations and warranties contained in Section 6.3 and other than Loss and Expense incurred as a result of a breach by a Buyer of its covenants and obligations set forth in Sections 3.5 and 8.3, as to which this proviso shall have no effect) unless (i) the aggregate amount of any one such Loss and Expense is $15,000 or more and (ii) the cumulative aggregate amount of such Loss and Expense exceeds $250,000, provided further that the aggregate amount required to be paid by Buyers pursuant to this Section 11.2 shall not exceed $9,000,000 with respect to claims made on or prior to March 31, 1997 and shall be reduced to $3,000,000 with respect to claims made thereafter (inclusive of claims made during the period from Closing through March 31, 1997).

                 (b) The indemnification provided for in this Section 11.2 shall terminate on December 31, 1997 (and no claims shall be made by Seller under this Section 11.2 thereafter), except that the indemnification by Buyers shall continue as to:

                 (i) the covenants of Buyers set forth in Sections 3.4 and 8.3, which shall survive until 60 days after the expiration of the applicable statute of limitations;

                 (ii) the covenants of Buyers set forth in Sections 13.2, 13.6 and 13.13 which shall terminate on the sixth anniversary of the Closing Date;

                 (iii) the covenant set forth in Section 8.1, as to which the indemnification provided for in this Section 11.2 shall terminate 60 days after the expiration of the noncompetition period provided for therein; and

                 (iv) any Loss or Expense of which any Seller Group Member has notified Buyers in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyers shall continue until the liability of Buyers shall have been determined pursuant to this Article XI, and Buyers shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article XI.

                 11.3. NOTICE OF CLAIMS. (a) Any Buyer Group Member or Seller Group Member (the "Indemnified Party") seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

                 (b) In calculating any Loss or Expense there shall be deducted (i) any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer) and (ii) the amount of any tax benefit to the Indemnified Party (or any of its Affiliates) with respect to such Loss or Expense (after giving effect to the tax effect of receipt of the indemnification payments).

                 (c) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.

The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

                 11.4. THIRD PERSON CLAIMS. (a) In the case of Loss or Expense asserted against, resulting to, imposed upon, or suffered by any Indemnified Party by reason of any claim by any third party (a "Third Party Claim"), the Indemnified Party shall provide a Claim Notice as provided in
Section 11.3.

                 (b) Upon receipt of a Claim Notice in respect of a Third Party Claim, the Indemnitor may, in its sole discretion, undertake the defense thereof by counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party (it being understood, in the event the Indemnitor undertakes such defense, the defense, compromise or settlement of such claim shall be for the account of, and at the risk of, the Indemnitor); provided, however, that the Indemnified Party shall have the right at its own expense to participate in the defense thereof and to employ counsel at its own expense to assist in such defense; and provided further, that if in the Indemnified Party's reasonable judgment upon the advice of outside counsel, a substantive conflict of interest exists between such Indemnified Party and the Indemnitor with respect to such Third Party Claim, such Indemnified Party shall be entitled to select counsel of its own choosing, in which event Indemnitor shall be obligated to pay the reasonable fees and expenses of such counsel.

                 (c) If the Indemnified Party has not, within fifteen (15) days after a claim with respect to any Third Party Claim is made, received written notice from the Indemnitor stating that the Indemnitor elects to assume the defense of such Third Party Claim, the Indemnified Party shall have the right, with counsel reasonably acceptable to the Indemnitor, to undertake and control the defense, compromise or settlement of such Third Party Claim. In the event that the Indemnitor elects not to assume the defense of any Third Party Claim, the Indemnitor shall pay the reasonable fees and disbursements of the Indemnified Party's counsel.

                 (d) Anything in this Section 11.4 to the contrary notwithstanding, the Indemnitor shall not, without the prior written consent of each Indemnified Party against whom a Third Party Claim is asserted, settle or compromise any claim or consent to the entry of any judgment relating to or cease to defend any such Third Party Claim, unless such settlement, compromise or judgment includes as an unconditional term thereof the giving by the claimant or by the plaintiff to each Indemnified Party against whom a Third Party Claim is asserted, a release from all liabilities in respect of such Third Party Claim and does not result in the imposition on the Indemnified Party of any remedy other than monetary damages.

                 (e) The Indemnitor shall, at its expense, provide each Indemnified Party against whom a Third Party Claim is asserted with reasonable access to all records and documents of the Indemnitor relating to any Third Party Claim. The Indemnified Party shall, at the expense of the Indemnitor, provide the Indemnitor with reasonable access to all records and documents of the Indemnified Party relating to any Third Party Claim.

                 (f) With regard to Third Party Claims for which indemnification for Loss or Expense is payable hereunder, such indemnification shall be paid by the Indemnitor promptly upon (i) the entry of a judgment against the Indemnified Party or (ii) a settlement of the Third Party Claim. Notwithstanding the foregoing, Expenses of the Indemnified Party shall be reimbursed on a quarterly basis by the Indemnifying Party.

                 11.5. INDEMNIFICATION EXCLUSIVE REMEDY. Indemnification pursuant to the provisions of this Article XI shall be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein. The only legal action which may be asserted by any party with respect to any matter which is the subject of this Article XI shall be a contract action to enforce, or to recover damages for the breach of, this
Article XI. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any party, except for actions based on intentional misrepresentation and/or fraud.

                 11.7.  TAX EFFECT OF INDEMNIFICATION PAYMENTS.

                 (a) In determining the amount of claims against an Indemnifying Party pursuant to this Article XI, there shall be added (in the case of a tax detriment) or deducted (in the case of a tax benefit) to or from the amounts to be paid by the Indemnifying Party an amount equal to the net present value of any tax benefit or tax detriment (federal, state, local or foreign) realized or expected by the independent public accountants of Sellers to be realized by the Indemnified Party by reason of such claim and the receipt of any indemnity payment pursuant to this Article XI.

                 (b) For purposes of this Section 11.7, "present value" shall be calculated using the applicable annual Federal mid-term rate, as that term is defined in the Code, as in effect for the month in which the payment is to be made. For purposes of this Section 11.7, "tax benefit" and "tax detriment" shall be calculated using the actual effective tax rate with respect to the taxable period or periods for which the tax benefit or the tax detriment, as the case may be, is realized or incurred, or expected by the independent public accountants of Sellers to be realized or incurred, as the case may be.

                                  ARTICLE XII

                                  TERMINATION

                 12.1. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

                 (a)  by the mutual consent of Buyers and Sellers;

                 (b) by Buyers or Sellers if the Closing shall not have occurred on or before November 14, 1996 (or such later date as may be mutually agreed to by Buyers and Sellers);

                 (c) by Buyers in the event of any material breach by a Seller of any of such Seller's agreements, representations or warranties contained herein and the failure of such Seller to cure such breach within seven days after receipt of notice from Buyers requesting such breach to be cured; or

                 (d) by Sellers in the event of any material breach by a Buyer of any of such Buyer's agreements, representations or warranties contained herein and the failure of such Buyer to cure such breach within seven days after receipt of notice from Sellers requesting such breach to be cured.

                 12.2. NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give notice of such termination to the other parties to this Agreement.

                 12.3. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 13.2 and 13.10) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.


                                  ARTICLE XIII

                               GENERAL PROVISIONS

                 13.1.  [INTENTIONALLY OMITTED]

                 13.2. CONFIDENTIAL NATURE OF INFORMATION. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agree-ment and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, at the request of the disclosing party each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith.
Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyers, to their counsel, accountants, financial advisors or lenders, and in the case of Sellers, to their counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets and the Business; provided, however, that after the Closing, Buyers may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Business or the Purchased Assets. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the disclosing party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

                 13.3. NO PUBLIC ANNOUNCEMENT. Neither Buyers nor Sellers shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement (including, without limitation, the issuance of press releases upon the execution of this Agreement), except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange or the Nasdaq National Market, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and disclosure obligations of the Securities and Exchange Commission or London Stock Exchange.

                 13.4. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally (which shall be deemed to include delivery via express courier such as Federal Express) by telex or telecopier (if confirmed) or three (3) days after having been sent by registered or certified mail or by private courier addressed as follows:

                 If to Buyers, to:

                 Fairey Investments, Inc.
                 Willow Springs Circle
                 York, Pennsylvania  17402-9805
                 Telecopy:  011-44-178-443-9519
                 Attention:  Paul V. Boughton

                 with a copy to:

                 Sidley & Austin
                 One First National Plaza
                 Chicago, Illinois  60603
                 Telecopy:  (312) 853-7036
                 Attention:  Deirdre M. von Moltke

                 If to Sellers, to:

                 Fusion Systems Corporation
                 7600 Standish Place
                 Rockville, Maryland  20855-2798
                 Telecopy:  (301) 309-0783
                 Attention:  Leslie S. Levine, President

                 with a copy to:

                 Testa, Hurwitz & Thibeault, LLP
                 High Street Tower
                 125 High Street
                 Boston, Massachusetts  02110
                 Telecopy:  (617) 248-7100
                 Attention:  Gordon H. Hayes, Jr., Esq.

or to such other address as such party may indicate by a notice delivered to the other party hereto.

                 13.5. SUCCESSORS AND ASSIGNS. (a) This Agreement may not be assigned, by operation of law or otherwise, except that Buyers may assign their rights under this Agreement to an affiliate of Buyers.

                 (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Buyers, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this

Section 13.5 any right, remedy or claim under or by reason of this Agreement.

                 13.6. ACCESS TO RECORDS AFTER CLOSING. For a period of six years after the Closing Date, Fusion and its representatives shall have reasonable access to all of the books and records of the Business transferred to Buyers hereunder to the extent that such access may reasonably be required by Fusion in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by Buyers upon receipt of reasonable advance notice and during normal business hours. Fusion shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 13.6. If Buyers shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyers shall, prior to such disposition, give Fusion a reasonable opportunity, at Fusion's expense, to segregate and remove such books and records as Sellers may select.

                 For a period of six years after the Closing Date, Buyers and their representatives shall have reasonable access to all of the books and records relating to the Business which Sellers or any of their respective Affiliates may retain after the Closing Date. Such access shall be afforded by Sellers and their respective Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyers shall be solely responsible for any costs and expenses incurred by them pursuant to this Section 13.6. If Sellers or any of their respective Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Sellers shall, prior to such disposition, give Buyers a reasonable opportunity, at Buyers' expense, to segregate and remove such books and records as Buyers may select. If Sellers or any of their respective Affiliates shall desire to dispose of any of such books and records referred to in Section 2.2(j), Sellers shall, prior to such disposition, give Buyers a reasonable opportunity, at Buyers' expense, to segregate and remove such books and records as Buyers may select.

                 Prior to December 31, 1997, Sellers shall be given reasonable access to the accounts payable records of the Business for review for the sole purpose of assessing potential indemnifiable claims under this Agreement.

                 13.7. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Exhibits and the Disclosure Schedule referred to herein, the Confidentiality Agreement, the Buyer Ancillary Agreements, the Seller Ancillary Agreements and the other documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including without limitation the Confidentiality Agreement. This

Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

                 13.8. INTERPRETATION. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

                 13.9. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                 13.10. EXPENSES. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

                 13.11. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

                 13.12. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the Sellers and Buyers.

                 13.13. BULK SALES LAW. Buyers hereby waive compliance by Sellers with the provisions of the "bulk sales," "bulk transfer" or similar laws of any state.

                 13.14.  FURTHER ASSURANCES.  On the Closing Date Sellers shall
(i) deliver to Buyers such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyers and their counsel, as Buyers may reasonably request or as may be otherwise reasonably necessary to vest in Buyers all the right, title and interest of Sellers in, to or under any or all of the Purchased Assets, and (ii) take all steps as may be reasonably necessary to put Buyers in actual possession and control of all the Purchased Assets. From time to time following the Closing, Sellers shall execute and deliver, or cause to be executed and delivered, to Buyers such other instruments of conveyance and transfer as Buyers may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyers and put Buyers in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets (a) which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyers at its request in endeavoring to obtain such consent promptly, and if any such consent is unobtainable, to use its best efforts to secure to Buyers the benefits thereof in some other manner, or (b) which are otherwise not transferable or assignable, to use its best efforts jointly with Buyers to secure to Buyers the benefits thereof in some other manner (including the exercise of the rights of Sellers, thereunder); provided, however, that nothing herein shall relieve Sellers of their obligations under Section 7.3. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

                 13.15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.

                 13.16. SUBMISSION TO JURISDICTION. (a) Each party hereto hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the jurisdiction of any courts of the United States of America located in the State of New York.

                 (b) Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party or any other party.

                 (c) In any such suit, action or proceeding, each party hereto waives, to the fullest extent it may effectively do so, personal service or any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail accompanied by first class prepaid ordinary postage, addressed to such party at its address.

                 (d) Each party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

                 13.17. GUARANTY OF LEASES. Fairey Inc. and Sub hereby jointly and severally unconditionally guaranty due payment, performance and fulfillment of all liabilities and obligations under the leases covering property located in the United States assumed by Buyers pursuant to Section 2.3(c), it being understood that the obligations set forth in this Section
13.17 shall not be subject to the monetary or time limitations set forth in
Section 11.2.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.



                                        FAIREY INVESTMENTS, INC.



                                        By:  /s/ PAUL BOUGHTON
                                           -----------------------------
                                           Name: Paul Boughton
                                           Title: Vice President


                                        FUSION UV SYSTEMS, INC.



                                        By:  /s/ PAUL BOUGHTON
                                           ----------------------------
                                           Name: Paul Boughton
                                           Title: Vice President


                                        FAIREY OVERSEAS DEVELOPMENT
                                          LIMITED



                                        By:  /s/ PAUL BOUGHTON
                                           ----------------------------
                                           Name: Paul Boughton
                                           Title: Director


                                        FUSION UV SYSTEMS LIMITED



                                        By:  /s/ PAUL BOUGHTON
                                           ----------------------------
                                           Name: Paul Boughton
                                           Title: Director


                                        AS TO THE PROVISIONS OF
                                        SECTION 13.17 OF THIS
                                        AGREEMENT

                                        FAIREY INC.



                                        By:  /s/ PAUL BOUGHTON
                                           ----------------------------
                                           Name: Paul Boughton
                                           Title: Vice President

                                        FUSION SYSTEMS CORPORATION



                                        By:  /s/ JOSEPH F. GREEVES
                                           ---------------------------
                                           Name:   Joseph F. Greeves
                                           Title:  Vice President


                                        FUSION UV CURING SYSTEMS
                                          CORPORATION


                                        By:  /s/ JOSEPH F. GREEVES
                                           ---------------------------
                                           Name:   Joseph F. Greeves
                                           Title:  Vice President


                                        FUSION TECHNOLOGY
                                          INTERNATIONAL, INC.



                                        By:  /s/ JOSEPH F. GREEVES
                                           ---------------------------
                                           Name:   Joseph F. Greeves
                                           Title:  Treasurer


                                        FUSION EUROPE LIMITED



                                        By:  /s/ LESLIE S. LEVINE
                                           ---------------------------
                                           Name:   Leslie S. Levine
                                           Title:  Director


                                        AS TO THE PROVISIONS OF
                                        SECTION 8.2 OF THIS AGREEMENT


                                        FUSION SEMICONDUCTOR SYSTEMS


                                        By:  /s/ JOSEPH F. GREEVES
                                           ---------------------------
                                           Name:   Joseph F. Greeves
                                           Title:  Treasurer